Exhibit 10.1

LICENSE AGREEMENT

between

LIGHTLAKE THERAPEUTICS INC.

and

ADAPT PHARMA OPERATIONS LIMITED

Dated as of December 15, 2014

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of December 15, 2014 (the “Effective Date”) by and between Lightlake Therapeutics Inc., a Nevada corporation (“Lightlake”), and Adapt Pharma Operations Limited, an Irish limited company (“Adapt”).  Lightlake and Adapt are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Lightlake owns or Controls certain intellectual property relating to the use of intranasal naloxone for a treatment to reverse opioid overdoses; and

WHEREAS, Lightlake wishes to license to Adapt, and Adapt wishes to license from Lightlake, through the license grants contemplated herein, such intellectual property rights to develop and commercialize Products (as defined below) in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1           “Adapt” has the meaning set forth in the preamble hereto.

1.2           “Adapt Applied Know-How” means all Information Controlled by Adapt or any of its Affiliates as of the Effective Date or during the Term (other than as a result of the licenses granted by Lightlake to Adapt under this Agreement) and incorporated by Adapt in any Product prior to any termination of this Agreement (provided, however, that such Information is necessary or reasonably useful for the Development, manufacture or Commercialization of any Product).

1.3           “Adapt Applied Patents” means all of the Patents Controlled by Adapt or any of its Affiliates as of the Effective Date or during the Term (other than as a result of the licenses granted by Lightlake to Adapt under this Agreement) that claim any Adapt Applied Know-How or claim or cover a Product.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.4           “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.5           “Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity.

1.6           “*** REDACTED ***Unit Dose Device” means that certain nasal unit-dose spray device sold by *** REDACTED *** Inc. or its Affiliates.

1.7           “Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York and Ireland are open for business.

1.8           “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.9           “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.10         “Change in Control” means with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.11         “Commercial Sublicensee” means a Sublicensee to whom Adapt has granted a right to offer for sale, have sold or sell one or more Products in all or a portion of the Territory including exclusive distributors, but excluding (i) Persons who Manufacture Product(s) or any element thereof and sell such Product(s) only to or at the direction of Adapt, Sublicensees or any of their respective Affiliates, (ii) wholesalers, (iii) pharmacies, (iv) Persons comprising the First Responder Market, (v) any Person performing third party logistics or warehousing services on behalf of Adapt or its Affiliates or Sublicensees, and (v) any other Person to whom Adapt has not relinquished material control over commercial decision-making in respect of the applicable Products and where such Person does not have any obligation to make an upfront, milestone or royalty payment with respect to the applicable Products.

1.12         “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, and importing such Product, and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.13         “Commercialization Costs” means the out-of-pocket costs and expenses incurred by Adapt or its Affiliates directly attributable to, or reasonably allocable to, the Commercialization of a Product.  Commercialization Costs for a Product shall include, preparation of promotional, advertising, communication, medical, and educational materials relating to the Product and other Product literature and selling materials, activities directed to marketing of the Product, including purchase of market data, development and conduct of market research, advertising, public relations, public affairs and other communications with Third Parties regarding the Product; development and conduct of sales force training (including materials, programs and travel to and attendance at training programs) for medical representatives responsible for promoting the Product; and development and maintenance of sales bulletins, call reporting and other monitoring/tracking, sales force targeting, validation and alignment programs and documentation.

1.14         “Commercially Reasonable Efforts” means, with respect to the objective that is the subject of such efforts, such reasonable, good faith efforts and resources as a similarly-situated (including in relation to size and personnel and other resources) company within the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to the Development and Commercialization of a Product by Adapt, such efforts shall take into account the Product’s safety and efficacy, its cost to Develop, the competitiveness of alternative products marketed by or being developed by Third Parties and the nature and extent of market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of obtaining Regulatory Approval, the expected or actual pricing, reimbursement and formulary status, the Product’s expected or actual profitability, including the amounts of marketing and promotional expenditures with respect to such Product and all other relevant factors with respect to the market for the Product, on a country-by-country basis.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.15         “Confidential Information” means any technical, business, or other information or data provided orally, visually, in writing or other form by or on behalf of one Party to the other Party in connection with this Agreement (including any information provided under either that certain Mutual Non-Disclosure Agreement between the Parties dated May 1, 2014 or that certain Three-Way Confidential Disclosure Agreement among Lightlake, Adapt Pharma Operations Limited and *** REDACTED four words*** dated August 13, 2014 collectively, (“Existing CDAs”), including information relating to the terms of this Agreement, any Product (including the Regulatory Documentation), any Exploitation of any Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Lightlake Know-How and Adapt Applied Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, (i) all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, and results of test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control activities and statistical analysis, including relevant laboratory notebook information, screening data, and synthesis schemes, including descriptions in any form, data and other Information relating to or resulting from the conduct of Development of Products after the Effective Date, or relating to or resulting from the pharmacokinetics study in respect of a Product commenced or commissioned by or at the direction of Lightlake prior to the Effective Date (the “Pharmacokinetic Data”), shall be Confidential Information of Adapt and (ii) subject to the foregoing clause (i), Joint Know-How shall be deemed to be the Confidential Information of both Parties.

1.16         “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right existing on or after the Effective Date and during the Term, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 4.1 or 4.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.17         “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

1.18         “Development Costs” means the out-of-pocket costs and expenses incurred by a Party or its Affiliates directly attributable to, or reasonably allocable to, the Development of a Product, including costs and expenses associated with obtaining and/or Manufacturing product and materials utilized in clinical trials, submission batches or in connection with process validation, scale-up or otherwise required for purposes of obtaining Regulatory Approval.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.19         “Development Data” means all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, and synthesis schemes, including descriptions in any form, data and other information, in each case, that is generated by or resulting from or in connection with the conduct of Development of Products, to the extent that the same are Controlled by or in Adapt’s or its Affiliates’ or Adapt’s Commercial Sublicensees’ possession, and may be disclosed to Lightlake without violating any obligation under Applicable Law.

1.20         “Dollars” or “$” means United States Dollars.

1.21         “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.22         “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.23         “EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

1.24         “Existing Inventory Supply” means Lightlake’s existing inventory of naloxone, excipients, devices and packaging set forth on Schedule 1.24 to be transferred to Adapt in accordance with Section 3.6.1 and the Initial Development Plan.

1.25         “Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, Commercialize, Manufacture, have Manufactured, obtain Regulatory Approval for, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of on a worldwide basis.  “Exploitation” shall mean the act of Exploiting.

1.26         “FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.27         “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.28         “First Commercial Sale” means, with respect to a Product and a country, the first sale by Adapt, its Affiliate or its Commercial Sublicensee to a Third Party for monetary value of such Product in such country after Regulatory Approval for such Product has been obtained in such country; provided, however, no sale comprising the Limited Purdue Sales shall be deemed a “First Commercial Sale” for purposes hereof.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.29         “First Responder Market” means governmental agencies, non-profit institutions and medical directors that prescribe on behalf of an organization for use by fire, police, emergency medical personnel, military or similar personnel that act as first responders, but excluding hospitals and clinics and any Person acquiring Products through retail channels.

1.30         “Generic Product” means, with respect to a Product, any intranasal product in an intranasal device that (i) is sold by a Third Party that is not a licensee or a Commercial Sublicensee of Adapt or its Affiliates, under an Abbreviated New Drug Application (ANDA), or any of such Third Party’s direct or indirect licensees or sublicensees; (ii) contains naloxone as the primary active ingredient; and (iii) is approved in reliance, in whole or in part, on the prior approval of such Product.  A Product licensed or produced by Adapt or its Affiliates or Commercial Sublicensees (i.e., an authorized generic product) will not constitute a Generic Product.

1.31         “IND” means an application filed with a Regulatory Authority for authorization to commence human clinical studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.32         “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays, biological methodology, other data relating to Development, all data, information and materials relating to Commercialization, including customer lists (both actual and target customers), any market studies and competitive data; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.33         “Initial Development Plan” means the initial Development Plan (including the Development budget) attached hereto as Schedule 1.33 covering the initial Development activities, as the same may be amended from time to time in accordance with the terms hereof.

1.34         “Invention” means any writing, invention, discovery, improvement, technology, Information or other Know-How (in each case, whether patented or not) that is not existing as of the Effective Date and is invented under this Agreement during the Term.

1.35         “LIBOR” means the London Interbank Offered Rate for deposits in United States Dollars having a maturity of one month published by the British Bankers’ Association, as adjusted from time to time on the first London business day of each month.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.36         “Liens” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

1.37         “Lightlake” has the meaning set forth in the preamble hereto.

1.38         “Lightlake Know-How” means all Information Controlled by Lightlake or any of its Affiliates as of the Effective Date or at any time during the Term (subject to Section 11.3.2) that is not generally known and is necessary or reasonably useful for the Development, manufacture, or Commercialization of a Product, but excluding any Information to the extent covered or claimed by published Lightlake Patents or Joint Patents or any Joint Know-How.

1.39         “Lightlake Patents” means all of the Patents Controlled by Lightlake or any of its Affiliates as of the Effective Date or at any time during the Term (subject to Section 11.3.2) that claim or disclose the Development, Manufacture, or Commercialization of a Product, but excluding any Joint Patents, and excluding the Product Specific Patents.

1.40         “Limited Purdue Sales” means the sale of such number of units of Product(s) that Adapt is obligated to sell to or at the direction of Purdue pursuant to the Purdue Agreement, up to either (i) such number of units having an aggregate fair market value of fifty thousand dollars or (ii) an aggregate of 2,500 units (of two doses each), which ever is greater.  For clarity, sales of Products to Purdue in excess of the foregoing number of units shall not be included in Limited Purdue Sales.

1.41         “MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.42         “Major Market” means each of France, Germany, Italy, Spain or United Kingdom.

1.43         “Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a Product or any intermediate thereof, including clinical and commercial manufacture.

1.44         “NDA” has the meaning set forth in the definition of “Drug Approval Application.”

1.45         “Net Sales” means, with respect to a Product for any period, the total amount billed or invoiced on sales of such Product during such period by Adapt, its Affiliates, or Sublicensees to Third Parties, less the following normal and customary bona-fide deductions and allowances actually taken:

1.45.1         trade, cash and quantity discounts;

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.45.2         price reductions, refunds or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid (whether in cash or trade) to governmental authorities or third party payors;

1.45.3         taxes on sales (such as sales, value added, or use taxes) and customs and excise duties and other duties related to sale, in each case, to the extent such taxes are included in the gross amount invoiced;

1.45.4         wholesale and distribution fees, deductions and prompt pay discounts;

1.45.5         bad debts not exceeding five percent (5%) of the value of the sales of Product during the then-current Calendar Year, provided that any recovery of bad debts shall be deemed a sale for purposes of this definition of “Net Sales”;

1.45.6         amounts repaid, deducted or credited by reason of rejections, defects, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs; and

1.45.7         freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

Notwithstanding the foregoing, Net Sales shall not include (i) transfers or dispositions for charitable, pre-clinical, clinical, regulatory, or governmental purposes or (ii) sales or transfers comprising the Limited Purdue Sales.  To the extent that Adapt, its Affiliate or any Commercial Sublicensee sells a Product, on an arms-length basis, to any Sublicensee who is not an Affiliate of such selling Person for resale, only the initial sale of such Product by Adapt, its Affiliate, or its Commercial Sublicensee shall constitute a sale for purposes of determining Net Sales.  Except as contemplated by the immediately foregoing sentence, Net sales shall not include sales between or among Adapt, its Affiliates, or Sublicensees.  Net Sales shall be calculated in accordance with the standard internal policies and procedures of Adapt, its Affiliates, or Sublicensees, which must be in accordance with United States Generally Accepted Accounting Principles or International Financial Reporting Standards as applicable.  If Adapt (or any of its Affiliates or Sublicensees) for a given Product sells such Product to a Third Party (including distributors) who also purchases other products or services from any such entity, then Adapt agrees not to, and shall require its Affiliates and Sublicensees not to, (a) bundle or include the Product as part of any multiple product offering or (b) discount or price the Product, in the case of either of the foregoing clauses (a) or (b), in a manner that is reasonably likely to disadvantage such Product in order to benefit sales or prices of other products offered for sale by Adapt or its Affiliates or Sublicensees to such customer.

1.46         “NIDA” means The Division of Pharmacotherapies and Medical Consequences of Drug Abuse of the National Institute on Drug Abuse.

1.47         “NIDA Agreement” means that certain Clinical Trial Agreement, dated January 31, 2013, between Lightlake and NIDA.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.48         “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.49         “Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.50         “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, foundation, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.51         “Product” means any pharmaceutical product or medical device, whether prescription or over-the-counter, marketed for a treatment of opioid overdose containing naloxone, alone or in combination with one or more other active or inactive ingredients, in any intranasal form, presentation, strength or delivery systems; provided, however, that “Product” shall not refer to any product Controlled, developed, manufactured, marketed, sold, offered for sale, exported, or imported directly or indirectly by a Sublicensee if such Sublicensee’s rights in respect of such product were obtained or developed independently of any sublicense or right granted by Adapt hereunder.

1.52         “Product Specific Patents” means those Patents set forth on Schedule 1.52.

1.53         “Product Trademarks” means the Trademark(s) to be used by Adapt or its Affiliates or its or their respective Sublicensees for the Commercialization of Products and any registrations thereof or any pending applications relating thereto (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.54         “Purdue” means Purdue Pharma LP or such Affiliate of Purdue Pharma LP that is the initial party to the Purdue Agreement, or any assignee or successor to such Person’s rights or obligations under the Purdue Agreement.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.55         “Purdue Agreement” means the license agreement to be entered into by Lightlake or Adapt or one of their Affiliates with Purdue Pharma LP based upon the term sheet between Lightlake and Purdue Pharma LP dated September 24, 2014.

1.56         “Regulatory Approval” means, with respect to a country or other jurisdiction, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, offer for sale, market, import or use a Product in such country or other jurisdiction, including, where applicable, (i) pricing or reimbursement approval in such country or other jurisdiction, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (iii) labeling approval.

1.57         “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA and EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of Products.

1.58         “Regulatory Costs” means the out-of-pocket costs and expenses incurred by a Party or its Affiliates in connection with the preparation, obtaining or maintaining of Regulatory Documentation and Regulatory Approvals for the Product, including any filing fees that are consistent, if applicable, with the Development Plan.

1.59         “Regulatory Documentation” means all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing, in each case ((i), (ii), and (iii)) relating to a Product.

1.60         “Senior Officer” means, with respect to Lightlake, its Chief Executive Officer or his/her designee or his/her designee, and with respect to Adapt, its Chief Executive Officer or Chief Operating Officer or his/her designee.

1.61         “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Adapt under a license granted in Section 4.1 or a right by Adapt, its Affiliates or Commercial Sublicensees to sell a Product, offer a Product for sale, or have a Product sold (each such sublicense or right, a “Sublicense”).

1.62         “Third Party” means any Person other than Lightlake, Adapt and their respective Affiliates.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

1.63         “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.64         “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

Additional Definitions.  The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Adapt Indemnitees”	9.2
“Annual Net Sales Milestone Threshold”	5.3.1
“Annual Net Sales-Based Milestone Table”	5.3.1
“Annual Net Sales-Based Milestone Payment”	5.3.1
“Annual Net Sales-Based Milestone Payment Date”	5.3.1
“Audit Arbitrator”	5.13.2
“Breaching Party”	10.3
“Competing Product”	4.6
“Core IP”	5.5
“Default Notice”	10.3
“Development Plan”	3.1
“Follow-On Product”	5.2.5
“Force Majeure”	11.1
“First Product”	5.2.6
“Generic Competition”	5.4.2
“Indemnification Claim Notice”	9.3
“Indemnified Party”	9.3
“Initial First Responder Sales”	5.4.1
“Joint Development Committee” or “JDC”	2.1
“Joint Know-How”	6.1.2
“Joint Patents”	6.1.2
“Joint Intellectual Property Rights”	6.1.2
“Lightlake Cost Cap”	3.8.1
“Lightlake Indemnitees”	9.1
“Losses”	9.1
“Non-Breaching Party”	10.3
“Payment”	5.8
“Pharmacokinetic Data”	1.15
“Reconciliation Development Payment”	5.11.2
“Recovery”	6.4.3(d)
“ROFN”	4.3.3
“Sublicense”	1.61

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

Term	Section
“Target Filing Date”	3.2.3
“Term”	10.1
“Third Party Claims”	9.1

ARTICLE 2
JOINT DEVELOPMENT COMMITTEE

2.1           Formation.  Within fifteen (15) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”).  The JDC shall consist of relevant representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC.   Each Party shall be entitled to appoint up to two (2) representatives to the JDC.  From time to time, each Party may substitute one (1) or more of its representatives to the JDC on written notice to the other Party.  Adapt shall designate from its representatives the chairperson for the JDC.  From time to time, Adapt may change the representative who will serve as chairperson on written notice to Lightlake.

2.2           Specific Responsibilities.  The JDC shall meet monthly in person or by phone for the purpose of facilitating the transition of Development of the Product from Lightlake to Adapt.  At least seven (7) days prior to each meeting, each Party shall circulate an agenda of items that such Party wishes to cover in such meeting. In particular, the JDC shall:

2.2.1           review and serve as a forum for discussing the Initial Development Plan, and review amendments thereto;

2.2.2           oversee any transition activities under the Initial Development Plan;

2.2.3           serve as a forum for discussing strategies for obtaining Regulatory Approvals for Products; and

2.2.4           perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.3           Disbandment.  Upon the *** REDACTED ***anniversary of the Effective Date, the JDC shall have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties.

2.4           Decision Making.   If the JDC cannot, or does not, reach consensus on an issue at a particular meeting, Adapt shall make the decision; provided; however, that Adapt may not exercise its decision making authority in a manner that would increase Lightlake’s full-time employee obligations under the Initial Development Plan, significantly modify the types of activities that Lightlake would have to perform under the Initial Development Plan, extend Lightlake’s period of performance more than *** REDACTED ***months after the Effective Date or increase the Lightlake Cost Cap.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

2.5           Limitations on JDC Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JDC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 11.9 or compliance with which may only be waived as provided in Section 11.11.

ARTICLE 3
DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1           Development Plan.

3.1.1            Development Plan Delivery.  By no later than November 1st of each Calendar Year during the Term after the Calendar Year in which the Initial Development Plan was delivered until First Commercial Sale of a Product in the United States, Adapt shall prepare a written development plan that describes generally the material Development activities to be undertaken by or on behalf of Adapt with respect to Products in the next Calendar Year (each, a “Development Plan”), and each such Development Plan shall be provided to Lightlake and Adapt shall consider any comments of Lightlake in good faith.  The Initial Development Plan shall serve as the Development Plan for the first full Calendar Year of this Agreement and the period from the Effective Date through the end of the initial partial Calendar Year.  Without limiting the generality of the foregoing, each Development Plan shall set forth, among other things and to the extent relevant based on the stage of Development, the following with respect to the Products then under Development:

(a)          any preclinical studies, toxicology studies and other clinical studies with respect to Products;

(b)          regulatory plans and other elements of obtaining and maintaining Regulatory Approvals for Products;

(c)          the plans and timeline for preparing the necessary Regulatory Documentation and for obtaining Regulatory Approval for Products.

3.1.2           Development Plan Amendments.  Adapt may amend any Development Plan at any time, subject to providing Lightlake an opportunity to discuss any proposed revisions prior to making such amendment and, during the first twelve (12) months following the Effective Date, by submitting such amendment to the JDC prior to such amendment becoming effective; provided, however, that no such amendment to any Development Plan may provide for an increase in Lightlake’s full-time employee obligations under the Initial Development Plan, significantly modify the types of activities that Lightlake would have to perform under the Initial Development Plan, extend Lightlake’s period of performance more than twelve (12) months after the Effective Date or increase the Lightlake Cost Cap.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.2           Development.

3.2.1           Ongoing Development.  The Parties acknowledge and agree that additional Development will be required to obtain Regulatory Approvals for Products.  After the Effective Date, as between the Parties, except as set forth in the Initial Development Plan (as the same may be amended in accordance with Section 3.1.2) and Section 3.8.1, Adapt shall be solely responsible for Development of the Products.

3.2.2           General Diligence.  Adapt shall use Commercially Reasonable Efforts to complete the activities associated with the Development of the initial Product for the United States that are contemplated by the Development Plan then in effect (other than any such activities to be undertaken by Lightlake).  Adapt shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to Products.

3.2.3           Specific Diligence Requirement.  Without limiting the foregoing, if Adapt has not filed an NDA in respect of a Product on or before the Target Filing Date, Adapt shall be deemed to be in material breach of this Agreement unless:

(a)          Adapt shall have theretofore completed those tasks in relation to the Development of a Product contemplated on Schedule 3.2.3(a) hereto; or

(b)          the aggregate amount of Development Costs, Regulatory Costs and Commercialization Costs theretofore incurred by Adapt and Lightlake after the Effective Date, together with the costs and expenses set forth on Schedule 3.8.2 hereto, shall equal or exceed $5 million; or

(c)          prior to such time, a Third Party files a Drug Approval Application in the United States for an intranasal product for the treatment of opioid overdose and, either (i) such product has the same dosage form as the Product being developed by Adapt or (ii) such product is deemed by the FDA to be, or otherwise becomes, the reference drug for purposes of any NDA that would be filed under Section 505(b)(2) of the FFDCA in respect of the Product being developed by Adapt; or

(d)          any other circumstances that the Parties have separately agreed in writing will constitute exceptions pursuant to this Section 3.2.3 occur or exist.

For clarity, if any of the circumstances contemplated by clauses (a) through (c) above exist, Adapt shall not be deemed to be in breach of this Agreement by virtue of its failure to file an NDA for a Product on or prior to the Target Filing Date, but shall remain subject to the obligation to use Commercially Reasonable Efforts in respect of the Development of the initial Product, as set forth above in Section 3.2.2.  In the event that none of the circumstances contemplated above exist, but Adapt notifies and provides reasonable evidence to Lightlake that such inability to file on or prior to the Target Filing Date is due to variables outside of Adapt’s reasonable control, Adapt may request that Lightlake consent to an extension of such Target Filing Date and Lightlake shall not unreasonably withhold, delay or condition such requested extension.  “Target Filing Date” means the date specified in the Initial Development Plan as the date by which Adapt shall file an NDA in respect of a Product or such later date as Lightlake may consent to in accordance with the immediately preceding sentence, provided that in the event of (i) a delay in the Development of a Product that is caused by a Third Party and outside the reasonable control of Adapt or (ii) a Force Majeure, then (in either case, clause (i) or (ii)) the Target Filing Date shall automatically be extended by the actual amount of delay caused by a Third Party or the duration of the Force Majeure, respectively.  For clarity, Adapt shall not be in material breach of its Development Obligations under this Agreement, including by virtue of this Section 3.2.3, if the Target Filing Date has been extended pursuant to this paragraph of Section 3.2.3 unless Adapt fails to file an NDA in respect of a Product on or before the revised Target Filing Date.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.2.4           Development Costs.  Except as otherwise provided in Section 3.8.1, Adapt shall be responsible for all costs and expenses in connection with the Development of Products.

3.2.5           Interactions with Third Parties.   Except as otherwise expressly contemplated by this Agreement or the Development Plan, or as expressly agreed between the Parties, as between the Parties, Adapt shall be solely responsible for and shall control, all interactions with Third Parties regarding the Development, Manufacturing and Commercialization of the Products.

3.3           Regulatory Matters.

3.3.1           Regulatory Activities.

(a)          As between the Parties, Adapt shall be responsible for preparing, obtaining, and maintaining Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and for conducting communications with the Regulatory Authorities, for Products (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities), in each case in accordance with the terms of this Agreement and otherwise in Adapt’s sole discretion.  All Regulatory Approvals applied for or received after the Effective Date relating to Products shall be owned by and held in the name of, Adapt.  At Adapt’s request, Lightlake shall transfer ownership of the IND in respect of the initial Product to Adapt at no cost and shall take such action as is necessary to confirm such transfer with the FDA.

(b)          Adapt shall notify Lightlake promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product, and shall include in such notice the reasoning behind such determination, and any supporting facts.  Adapt (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal.  If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority, Adapt (or its Sublicensee) shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.  For all recalls, market suspensions, or market withdrawals undertaken, Adapt (or its Sublicensee) shall be solely responsible for the execution and all costs thereof.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.3.2           Regulatory Costs.  Except as otherwise provided in Section 3.8.1, Adapt shall be responsible for all costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, Products.

3.3.3           Rights of Reference and Access to Data.

(a)          Adapt shall have the right to cross-reference Lightlake’s or its Affiliate’s Regulatory Approvals and Regulatory Documentation related to Products, and to access such Regulatory Approvals and Regulatory Documentation and any data and know-how therein and use such data and know-how, in each case in connection with the performance of its obligations and exercise of its rights under this Agreement.  Lightlake hereby grants to Adapt a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other jurisdiction, to any data, including Lightlake’s or its Affiliates’ Regulatory Approvals and Regulatory Documentation, that relate to a Product for use by Adapt to Develop and Commercialize Products pursuant to this Agreement.  Lightlake or such Affiliate shall provide a signed statement to this effect, if requested by Adapt, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any other jurisdiction or otherwise provide appropriate notification of such right of Adapt to the applicable Regulatory Authority.

(b)          Upon and subject to the Parties’ mutual written agreement upon commercially reasonable terms, Adapt shall (a) grant Lightlake the right to cross-reference Adapt’s or its Affiliate’s or Commercial Sublicensee’s Regulatory Approvals and Regulatory Documentation related to Products, and to access such Regulatory Approvals and Regulatory Documentation and any data and know-how therein and use such data and know-how, in each case in connection with the development, manufacture, use, and/or commercialization of intranasal products containing naloxone (other than Products) and (b) grant Lightlake a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other jurisdiction, to any data, including Adapt’s or its Affiliates’ or Commercial Sublicensee’s Regulatory Approvals and Regulatory Documentation, that relate to a Product for use by Lightlake to development, manufacture, use, and/or commercialization of intranasal products containing naloxone (other than Products).  For the sake of clarity, this Section 3.3(b) shall be of no force or effect unless and until the Parties agree in writing on the terms of such foregoing rights. Notwithstanding the foregoing, Adapt shall promptly provide Lightlake the Pharmacokinetic Data upon it becoming available, provided that Lightlake shall not have a right to use such data or reference such data for any purpose other than with respect to its indemnification obligations under this Agreement.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.4           Records; Reports.  Adapt shall maintain records in reasonable detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be materially complete and accurate and shall properly reflect all material work done and results achieved in the performance of its Development activities in respect of the Products.  Following the first anniversary of the Effective Date, Adapt and Lightlake shall meet at least once and up to twice per annum, at such times as the Parties shall reasonably agree to discuss the then-ongoing Development and Commercialization activities that (i) Adapt is undertaking with respect to Products and (ii) Lightlake is undertaking in respect of other products containing naloxone.  At each such meeting, (x) Adapt shall update Lightlake on the material developments in respect of its Development and Commercialization of Products and discuss in good faith any suggestions or questions Lightlake may have and Lightlake shall be permitted to retain a copy of Adapt’s presentation materials, subject to Article 7 hereof and (y) Lightlake shall update Adapt on the material developments in Lightlake’s and its other licensees’ efforts to Develop and Commercialize such other naloxone products, subject to Article 7 hereof.

3.5           Commercialization.

3.5.1           In General.  Except as otherwise provided in Section 3.8.1, Adapt (itself or through its Affiliates or Sublicensees) shall be solely responsible for Commercialization of Products at Adapt’s own cost and expense, in accordance with the terms of this Agreement and otherwise in Adapt’s sole discretion.

3.5.2           Diligence.  Once a Product receives all requisite Regulatory Approvals in a particular country necessary to Commercialize such Product in such country, Adapt shall use Commercially Reasonable Efforts to Commercialize such Product in such country.  Adapt shall Commercialize Products in accordance with Applicable Law.  Without limiting any of the foregoing, on a Product-by-Product basis, Adapt shall use Commercially Reasonable Efforts to achieve First Commercial Sale of a Product in the United States within nine (9) months after the date on which Adapt is notified by the FDA that an NDA in respect of such Product has received approval.

3.5.3           Booking of Sales; Distribution.  As between the Parties, Adapt shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Products and perform or cause to be performed all related services.  As between the Parties, Adapt shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Products.

3.5.4           Product Trademarks.  Adapt shall have the sole right to determine, in its sole discretion, the Product Trademarks to be used with respect to the Exploitation of Products on a worldwide basis.  As between the Parties, all such Product Trademarks shall be owned by Adapt.

3.6           Supply of Products.

3.6.1           Assignment of Existing Inventory.  Subject to Section 3.8.3, Lightlake hereby sells and assigns to Adapt all of its right, title, and interest in and to the Existing Inventory Supply.  Lightlake shall not be entitled to any additional payment for such Existing Inventory.  Promptly following the Effective Date, Lightlake shall deliver or have delivered such supply to Adapt FCA (Incoterms 2010) the facility designated by Adapt.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.6.2           Supply of Products.  Except as set forth in Section 3.6.1, as between the Parties, subject to Section 3.8.1, Adapt shall have the sole responsibility for, at its expense, Manufacturing (or having Manufactured) and obtaining supply of naloxone (including all excipients) and devices (including packaging) for pre-clinical and clinical purposes and for commercial sale of Products by Adapt and its Affiliates and Commercial Sublicensees.  Adapt shall use Commercially Reasonable Efforts to ensure that any agreement pursuant to which Adapt contracts with Third Parties for the supply of the device utilized by the Products and of finished Products may be assigned to Lightlake without such Third Party’s consent in the event that this Agreement is terminated.

3.7           Subcontracting; Assigned Contracts.  Either Party may subcontract with a Third Party to perform any or all of its obligations hereunder, provided that (i) no such permitted subcontracting shall relieve a subcontracting Party of any liability or obligation hereunder except to the extent satisfactorily performed by such subcontractor, and (ii) the Party engaging such subcontractor shall ensure that the agreement pursuant to which the subcontracting Party engages such subcontractor (A) does not conflict with any material term of this Agreement, and (B) contains terms obligating such subcontractor to comply with obligations of confidentiality and non-use consistent with those set forth in this Agreement.  Promptly after the Effective Date, Lightlake shall use commercially reasonable efforts to assign to Adapt, and for Adapt to assume from Lightlake all of Lightlake’s right, title, and interest in and to the Third Party contracts set forth on Schedule 3.7 (the “Assigned Contracts”), including (a) by obtaining from each Third Party counterparty thereto a consent in the form attached hereto as Exhibit A and (b) entering into one or more assignment and assumption agreements substantially in the form attached hereto as Exhibit B.  In addition, as soon as practicable following the Effective Date (1) the Parties shall meet with NIDA to discuss the transition of the Development of the initial Product to Adapt as contemplated herein and (2) *** REDACTED One Sentence of 65 Words***.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

3.8           Sharing of Development Costs, Regulatory Costs and Commercialization Costs.

3.8.1           Cost Sharing.  Lightlake shall bear fifty percent (50%) of all Development Costs and Adapt shall bear fifty percent (50%) of all Development Costs (whether incurred by Lightlake or Adapt or their respective Affiliates, Sublicensees or subcontractors) incurred after the Effective Date in accordance with the Development Plan in connection with the Development of Products using the *** REDACTED *** Unit Dose Device and Lightlake shall bear fifty percent (50%) of all Regulatory Costs and Commercialization Costs incurred by Adapt and Adapt shall bear fifty percent (50%) of all Regulatory Costs and Commercialization Costs incurred by Adapt (whether incurred by Adapt or  its Affiliates, Sublicensees or subcontractors), in connection with the Development and Commercialization of the Product using the *** REDACTED *** Unit Dose Device until such time as Lightlake has incurred Development Costs, Regulatory Costs and Commercialization Costs of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Lightlake Cost Cap”).  After the Lightlake Cost Cap has been reached, Adapt shall be responsible for one hundred percent (100%) of all Development Costs, Regulatory Costs and Commercialization Costs.  For clarity, Lightlake shall not have any obligation to bear any Development Costs, Regulatory Costs or Commercialization Costs in connection with the Development or Commercialization of a Product using a drug delivery device other than the *** REDACTED ***Unit Dose Device; provided, however, in the event that Adapt determines, in good faith, that the Product cannot be further Developed using the *** REDACTED ***Unit Dose Device, whether due to a technical failure or failure of any clinical study using such device, then Adapt may proceed with Development using another device and the foregoing cost sharing provisions shall apply to the Development Costs, Regulatory Costs and Commercialization Costs associated with such alternate Product as well.  Notwithstanding the foregoing, Development Costs incurred by Lightlake (or its Affiliates, Sublicensees or subcontractors) shall only be shared and credited towards the Lightlake Cost Cap in accordance with this Section 3.8.1 to the extent the same are either (a) contemplated in the Initial Development Plan or a subsequent Development Plan and are expressly approved in advance by Adapt, or are set forth on Schedule 3.8.2 or (b) paid by Lightlake after the Effective Date to suppliers and/or vendors, including their affiliates, whose names are listed on Schedule 3.8.2, other than *** REDACTED two words ***, for activities related exclusively to the Product where such activities commenced before the Effective Date; provided, however, that the aggregate amount contemplated by this clause (b) shall not exceed $150,000.

3.8.2           Crediting of Certain Costs.  The Parties agree that the costs and expenses incurred by Lightlake prior to the Effective Date in respect of the Development of the initial Product that are specified on Schedule 3.8.2 hereto shall be credited as Lightlake’s payment of Development Costs in accordance with Section 3.8.1 and count towards the Lightlake Cost Cap.  For clarity, if Adapt and its Affiliates and Sublicensees fail to incur Development Costs in excess of the amount credited hereunder for Lightlake’s share of the Development Costs, Lightlake shall not be entitled to any payment from Adapt for such excess amounts.

3.8.3           Payment and Reimbursement of Costs.  To the extent that either Party is entitled to a reimbursement of costs described in Section 3.8.1, such costs will be reconciled and paid in accordance with Section 5.11.

3.8.4           General.  Each Party shall maintain current and accurate records of all costs and expenses incurred by it for which it seeks reimbursement from the other Party pursuant to Section 3.8.1.

ARTICLE 4
TRANSFER AND ASSIGNMENT; GRANT OF RIGHTS

4.1           Grants to Adapt.  Subject to the terms and conditions of this Agreement, Lightlake hereby grants to Adapt an exclusive (including with regard to Lightlake) worldwide license, with the right to grant sublicenses in accordance with Section 4.4, under the Lightlake Patents, the Product Specific Patents, the Lightlake Know-How, and Lightlake’s interests in the Joint Patents and the Joint Know-How, to Exploit Products.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

4.2           Grants to Lightlake.

4.2.1           Adapt hereby grants to Lightlake a non-exclusive, royalty-free license, without the right to grant sublicenses, under the Adapt Applied Patents, the Adapt Applied Know-How, and Adapt’s interests in the Joint Patents and the Joint Know-How solely for purposes of performing its obligations as set forth in, and subject to, this Agreement.

4.2.2           Upon and subject to agreement of commercially reasonable terms, Adapt shall grant to Lightlake a non-exclusive, royalty-free, worldwide license, with the right to grant sublicenses, under the Adapt Applied Patents, the Adapt Applied Know-How and  Development Data to Develop, Manufacture and Commercialize products containing naloxone other than a Product.  For the sake of clarity, this Section 4.2.2 shall be of no force or effect unless and until the Parties agree in writing on the terms of such foregoing rights.

4.3           Sublicenses.

4.3.1           Right to Grant Sublicenses.  Adapt shall have the right to grant Sublicenses (through multiple tiers of Sublicensees).  Adapt shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement.  Adapt shall remain responsible for the performance of its Affiliates and Sublicensees that are granted Sublicenses as permitted herein, and the grant of any such Sublicense shall not relieve Adapt of its obligations under this Agreement.  With respect to any such Sublicense, Adapt shall ensure that the agreement pursuant to which it grants such Sublicense (i) does not conflict with the terms and conditions of this Agreement and (ii) contains terms obligating the Sublicensee to comply with confidentiality and non-use provisions consistent with those set forth in this Agreement.  With respect to any such Sublicense to a Commercial Sublicensee, Adapt shall use Commercially Reasonable Efforts to ensure that the agreement pursuant to which it grants such Sublicense contains (A) terms obligating such Commercial Sublicensee to permit Lightlake rights of inspection, access, and audit substantially similar to those provided to Lightlake in this Agreement and (B) terms relating to intellectual property and data ownership consistent with those set forth in this Agreement.  With respect to any such Sublicense to a Commercial Sublicensee, Adapt shall ensure that the agreement pursuant to which it grants such sublicense contains an exclusivity provision consistent with that contained in Section 4.6.2.  A copy of any Sublicense agreement with a Commercial Sublicensee executed by Adapt shall be provided to Lightlake within fourteen (14) days after its execution; provided that the financial terms of any such Sublicense agreement may be redacted to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement.

4.3.2           Termination of Sublicenses.  In the event of termination of this Agreement, in whole or in part, any sublicense granted by Adapt pursuant to this Section 4.3 shall automatically be deemed to terminate to the same extent as the license or other rights granted by Lightlake to Adapt in Section 4.2, and the other terms and conditions of this Agreement, terminate.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

4.3.3           Right of First Negotiation.  Notwithstanding anything to the contrary in this Agreement, in the event Lightlake elects to license, sublicense or sell (except in connection with a license or sale of all or substantially all of the assets of Lightlake), in one transaction or a series of related transactions, a controlling interest with respect to any product containing naloxone, Lightlake shall promptly provide notice to Adapt of such election and  Lightlake hereby grants to Adapt a right of first negotiation to license or acquire such rights (“ROFN”).  Adapt may exercise each ROFN upon notice to Lightlake within fifteen (15) Business Days from the date upon which Adapt receives written notice from Lightlake.  In the event that Adapt elects to exercise a ROFN, the Parties shall enter into good faith negotiations for a commercially reasonable licensing or asset sale agreement.  If the Parties, in good faith negotiations, are unable to reach agreement within seventy (70) days after the date upon which Adapt exercised the ROFN, then Lightlake will be free to enter an agreement for such rights with a Third Party.

4.4           Retention of Rights; Limitations Applicable to License Grants.

4.4.1           Retained Rights of Lightlake.  Except as expressly set forth in this Agreement, and without limitation to any rights granted or reserved to Lightlake pursuant to any other term or condition of this Agreement, Lightlake hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensees, sublicensees and contractors):

(a)          non-exclusive rights in and to the Lightlake Patents, the Lightlake Know-How, Lightlake’s interests in and to Joint Patents and Joint Know-How, in each case solely to perform its obligations under this Agreement; and

(b)           all right, title, and interest in and to the Lightlake Patents, the Lightlake Know-How, Lightlake’s interests in and to Joint Patents and Joint Know-How, in each case to develop and obtain and maintain regulatory approvals for, and to manufacture, commercialize and otherwise exploit any compound or product other than Products or Competing Products.

4.4.2           No Other Rights Granted by Lightlake.  Except as expressly provided herein and without limiting the foregoing, Lightlake grants no other right or license, including any rights or licenses to the Lightlake Patents, the Lightlake Know-How, the Regulatory Documentation, or any other Patent or intellectual property rights not otherwise expressly granted herein.

4.5           Transfer of Lightlake Know-How.  As soon as practicable after the Effective Date, Lightlake shall provide to Adapt (which can be in the form of copies and electronic files) all material Lightlake Know-How existing as of the Effective Date, to the extent such Lightlake Know-How has not theretofore been provided to Adapt and is reasonably required by or useful to Adapt for the exercise of its rights or the performance of its obligations under this Agreement.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

4.6           Exclusivity.

4.6.1           During the Term and for a period of one year following the Term, other than as contemplated by this Agreement, neither Party shall, and each Party shall cause its Affiliates not to and shall use Commercially Reasonable Efforts to cause its directors, officers and employees not to, (i) directly or indirectly, develop, commercialize or manufacture any product containing naloxone as the active ingredient for the treatment of opioid overdose in an intranasal form (“Competing Product”) in any country or other jurisdiction, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product in any country or other jurisdiction.

4.6.2           During the term of any agreement pursuant to which a Commercial Sublicensee is granted a Sublicense to sell a Product or have a Product sold, other than as contemplated by this Agreement, each Party shall cause its Commercial Sublicensees not to (i) directly or indirectly, develop, commercialize or manufacture any Competing Product in any country or other jurisdiction in which such Commercial Sublicensee has been granted a Sublicense to sell a Product or have a Product sold, or (ii) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product in any such country or other jurisdiction in which such Commercial Sublicensee has been granted a Sublicense to sell a Product or have a Product sold.

4.7           Compliance with Law.  Adapt shall conduct, or cause to be conducted, the Development, Commercialization, Manufacture and Exploitation of Products in compliance with all Applicable Laws.

ARTICLE 5
PAYMENTS AND RECORDS

5.1           Upfront Payment.  Within one (1) Business Days after the Effective Date, Adapt shall pay Lightlake an upfront amount equal to Five Hundred Thousand Dollars ($500,000).  Such payment shall be nonrefundable and noncreditable against any other payments due hereunder.

5.2           Regulatory Milestones.  In partial consideration of the rights granted by Lightlake to Adapt hereunder and subject to the terms and conditions set forth in this Agreement, Adapt shall pay to Lightlake a milestone payment within thirty (30) days after the achievement of each of the following milestones:

5.2.1           Adapt’s first receipt of notice from the FDA that an NDA in respect of a Product has received approval, *** REDACTED ***Dollars($*** REDACTED ***);

5.2.2           First Commercial Sale of a Product in the United States, *** REDACTED ***Dollars($*** REDACTED ***);

5.2.3           First Commercial Sale of a Product in any country or territory outside the United States after receipt of all requisite Regulatory Approvals in such country, *** REDACTED ***Dollars($*** REDACTED ***);

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.2.4           First Commercial Sale of a Product in any three (3) countries comprising the Major Markets, *** REDACTED ***Dollars ($*** REDACTED ***);

5.2.5           First Commercial Sale of a Product in the United States using an intranasal delivery device other than a unit dose delivery device (a “Follow-On Product”), *** REDACTED ***Dollars ($*** REDACTED ***);

5.2.6           First Commercial Sale of a Follow-On Product in the United States, provided, that (i) a Product using a unit dose delivery device in the United States (“First Product”) has received Regulatory Approval, and the use of the Follow-On Product has an improved naloxone bioavailability profile relative to the First Product and (ii) Patents covering or claiming the Follow-On Product are listed in the FDA’s Approved Drug Products with Therapeutic Equivalent Evaluations (or successor thereto) with respect to such Follow-On Product, *** REDACTED ***Dollars ($*** REDACTED ***);

Each milestone payment in this Section 5.2 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Product.  The maximum aggregate amount payable by Adapt pursuant to this Section 5.2 is Seven Million Five Hundred Thousand Dollars ($7,500,000).

5.3           Sales-Based Milestones.

5.3.1           In partial consideration of the license rights granted by Lightlake to Adapt hereunder, in the event that the aggregate of all Net Sales in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below for such Calendar Year (the “Annual Net Sales-Based Milestone Table”), Adapt shall pay to Lightlake a milestone payment (each, an “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table.  In the event that in a given Calendar Year more than one Annual Net Sales Milestone Threshold is exceeded, Adapt shall pay to Lightlake a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year.  Each such milestone payment shall be due within sixty (60) days after the end of the Calendar Quarter in such Calendar Year in which such milestone was achieved (each, an “Annual Net Sales-Based Milestone Payment Date”).

Threshold Annual Net Sales Levels	Payment Amount
*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

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Threshold Annual Net Sales Levels	Payment Amount
*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

5.3.2           Notwithstanding anything contained in Section5.3.1, each milestone payment in this Section 5.3 shall be payable only upon the first achievement of such milestone in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years.  The maximum aggregate amount payable by Adapt pursuant to this Section 5.3 is Forty-Eight Million Dollars ($48,000,000).

5.4           Royalties.

5.4.1           Royalty Rates.  As further consideration for the rights granted to Adapt hereunder, subject to Section 5.4.2, commencing upon the First Commercial Sale, Adapt shall pay to Lightlake a royalty on Net Sales during each Calendar Year at the following rates:

Net Sales of all Products	Royalty Rate
*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

*** REDACTED ***	*** REDACTED ***

5.4.2           Royalty on Certain Pre-Approval Net Sales.  As further consideration for the rights granted to Adapt hereunder, Adapt shall pay to Lightlake a royalty of *** REDACTED *** percent (*** REDACTED ***%)of Net Sales of the First Product to the First Responder Market that are made prior to the First Commercial Sale and prior to Regulatory Approval of the First Product, up to aggregate Net Sales of *** REDACTED ***Dollars ($*** REDACTED ***) (i.e., the maximum royalty payable pursuant to this Section 5.4.2 shall equal $ *** REDACTED ***).  If royalties are paid under this Section 5.4.2 in the Calendar Year of or before the First Product receives Regulatory Approval, then the initial royalties contemplated by Section 5.4.1 shall be payable only for that portion of aggregate Net Sales during such Calendar Year that exceeds such Net Sales to the First Responder Market.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.4.3           Generic Reduction.  Notwithstanding anything to the contrary in Section 5.4.1, in the event that in any country during a Calendar Quarter there is Generic Competition, the royalties payable to Lightlake for the Net Sales of such Product in such country shall be reduced to *** REDACTED ***(*** REDACTED ***%) percent for such Calendar Quarter.  “Generic Competition” means, either (i) on a country-by-country and Product-by-Product (with different strengths or presentations of Products being regarded as separate Products for purposes hereof) basis, the unit volume of a Product sold in a country in any Calendar Quarter is less than *** REDACTED *** percent (*** REDACTED ***%) of the unit volume of such Product sold in such country in the last full Calendar Quarter immediately preceding the date on which a Generic Product in respect of such Product was first launched in such country or (ii) on a country-by-country and Product-by-Product (with different strengths of Products being regarded as separate Products for purposes hereof) basis, in the event that there is an authorized generic version of a Product sold by Adapt or its Affiliate or Commercial Sublicensee in a country, the aggregate Net Sales of such Product and such authorized generic version of such Product in any Calendar Quarter are less than *** REDACTED ***percent (*** REDACTED ***%) of the aggregate Net Sales thereof in the last full Calendar Quarter immediately preceding the date on which a Generic Product in respect of such Product was first launched in such country.

5.5           Third Party Royalties.  If, during the Term, Adapt elects, in its sole discretion, to seek a license under any Patent of a Third Party that (i) Adapt reasonably determines would be infringed by the Exploitation, in any part of the Territory, of any Product then under Development or being Commercialized by Adapt, its Affiliates or its Sublicensees, or that Adapt determines could be listed in the FDA’s Orange Book in respect of one or more Products (including Products in Development), or that claims an invention that Adapt determines could facilitate the Development of one or more new Product(s) (any of the foregoing, “Core IP”) or (ii) that Adapt otherwise determines is necessary or desirable for Adapt, its Affiliates or Sublicensees to Exploit the Products, then, in either case, Adapt shall be solely responsible for the negotiation and execution of the corresponding license agreement.  Any amounts due under any such Third Party license agreement will be borne by Adapt; provided, however, that Adapt shall be entitled to deduct up to *** REDACTED ***percent (*** REDACTED ***%) of the upfront payment, milestones or royalties paid to such Third Party (on account of rights relating to Products) from the Regulatory Milestones payable by Adapt pursuant to Section 5.2, the Sales-Based Milestones payable by Adapt pursuant to Section 5.3 and the royalties payable by Adapt pursuant to Section 5.4.  To the extent that, in any Calendar Quarter with respect to a royalty payment or with respect to milestone payment in the event of a milestone, Adapt was not able to deduct the entire amount of the above percentage of any and all amounts paid to such Third Party in such Calendar Quarter or from such regulatory or sales-based milestone payment, Adapt shall be entitled to carry forward such remaining amounts and deduct them from the royalties due in subsequent Calendar Quarters or a subsequent regulatory or sales-based milestone payment; provided that in no event shall reductions pursuant to this Section 5.5 result in royalties on Product of less than (x) *** REDACTED *** percent (*** REDACTED ***%) of Net Sales in any Calendar Quarter in the case of reductions associated with Core IP or (y) *** REDACTED ***percent (*** REDACTED ***%) of Net Sales in any Calendar Quarter in the case of reductions associated with any other license contemplated by this Section 5.5.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.6           Royalty Payments and Reports.  Adapt shall calculate all amounts payable to Lightlake pursuant to Section 5.4 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 5.7.  Adapt shall pay to Lightlake the royalty amounts due with respect to a given Calendar Quarter within forty-five (45) days after the end of such Calendar Quarter.  Each payment of royalties due to Lightlake shall be accompanied by a statement of the amount of gross sales and Net Sales of each Product in each country during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

5.7           Mode of Payment; Offsets.  All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, the simple average of prior month-end Exchange Rate and current month-end Exchange Rate based on 9:00 AM Central Time Bloomberg screen on the penultimate Business Day of the corresponding month.  The “Exchange Rate” means, with respect to a Business Day, the spot bid rate for X currencies and spot ask rate for non-X currencies for the conversion of the applicable country’s or other jurisdiction’s currency to Dollars as reported at 9:00 AM Central Time Bloomberg screen on the penultimate Business Day.  Adapt shall not have the right to offset, set off or deduct any amounts from or against the amounts due to Lightlake hereunder any amounts owing by Lightlake to Adapt hereunder.

5.8           Taxes.  The milestones and royalties payable by Adapt to Lightlake pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of such payment.

5.9           Interest on Late Payments.  If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of three percent above LIBOR, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.10         Funding under the Initial Development Plan.  In consideration for Lightlake’s performance of its obligations under the Initial Development Plan, upon the terms and conditions contained herein, for the shorter of the Term or the first (12) months after the Effective Date, Adapt shall pay to Lightlake *** REDACTED *** Dollars ($*** REDACTED ***) per month plus the reasonable and documented out-of-pocket costs and expenses incurred by Lightlake in delivering reasonably requested transition support in accordance with the Initial Development Plan payable no later than fifteen days after the start of each such month and with respect to out-of-pocket expenses, payable no later than thirty days after the receipt of an invoice from Lightlake.  Payments made under this Section 5.10 shall not be considered Development Costs, Regulatory Costs or Commercialization Costs for purposes of Section 3.8.

5.11         Development Costs; Regulatory Costs and Commercialization Costs.

5.11.1         Report of Development Costs, Regulatory Costs and Commercialization Costs.  Within thirty (30) days following the end of each calendar month beginning with the Effective Date and ending with the month in which the Lightlake Cost Cap has been reached, Lightlake shall prepare and deliver to Adapt a report detailing its Development Costs for the preceding month, and Adapt shall, within fifteen (15) days thereafter, prepare and deliver to Lightlake a report (i) detailing Adapt’s Development Costs, Regulatory Costs and Commercialization Costs incurred during such preceding month, (ii) setting forth a reconciliation of the amounts for which each Party is responsible pursuant to Section 3.8.1, and (iii) indicating the amount in Dollars due to Lightlake or Adapt, as applicable for such calendar month (each, a “Reconciliation Development Payment”).  Each Party shall provide such additional detail regarding its reported costs as the other Party shall reasonably request.

5.11.2         Reconciliation Payments.  Within fifteen (15) days after Adapt delivers each of its monthly reports pursuant to Section 5.11.1, the Party to whom a Reconciliation Development Payment is due shall issue an invoice to the other Party for the Reconciliation Development Payment, which invoice shall be due and payable within fifteen (15) days thereafter.

5.12         Financial Records.  Adapt shall, and shall cause its Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Products, and any other records reasonably required to be maintained with respect to each Party’s obligations under this Agreement, and each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of all Development Costs, Regulatory Costs and Commercialization Costs invoiced by one Party to the other Party pursuant to Section 5.11.2 in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement.  Such books and records shall be retained by a Party and its Affiliates until the later of (i) three (3) years after the end of the period to which such books and records pertain, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

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Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.13         Audit.

5.13.1         Audit.  At the request of a Party, the other Party shall, and shall cause its Affiliates to, permit an independent auditor designated by auditing Party and reasonably acceptable to  the audited Party, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.12 to ensure the accuracy of all reports and payments made hereunder; provided, however, that such audit right may be exercised no more than once in any Calendar Year; provided, that once the reports and payments for any particular period have been audited hereunder, such reports and payments shall not be the subject of any future audit absent fraud; provided, further, that the reports and payments made in any particular Calendar Year shall be subject to audit only until the end of the third Calendar Year following the Calendar Year in which such reports or payments were made.  Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a discrepancy in favor of the audited Party of more than five percent (5%) from the reported amounts for the audited Party, in which case the audited Party shall bear the cost of the audit.  Unless disputed pursuant to Section 5.13.2, if such audit concludes that (x) additional amounts were owed by  the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 5.9, or (y) excess payments were made by audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within sixty (60) days after the date on which such audit is completed by the auditing Party.  The audited Party may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to the audited Party’s facilities or records.  Upon completion of the audit, the accounting firm shall provide both Parties a written report disclosing whether the reports submitted by the audited Party are correct or incorrect, whether the calculations set forth in the reports submitted by the audited Party are correct or incorrect, and, in each case, the specific details concerning any discrepancies.  No other information shall be provided to the auditing Party.

5.13.2         Audit Dispute.  In the event of a dispute with respect to any audit under Section 5.13.1, Lightlake and Adapt shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”).  The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in inverse proportion to Party’s positions with respect to such dispute, as determined by the Audit Arbitrator. Not later than ten (10) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 5.9, or the auditing Party shall reimburse the excess payments, as applicable.

5.13.3         Confidentiality.  The auditing Party shall treat all information subject to review under this Section 5.13 in accordance with the confidentiality provisions of Article 7 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with  the auditing Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

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Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

5.14         No Other Compensation.  Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, independent contractors or agents, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1           Ownership of Intellectual Property.

6.1.1           Ownership of Technology.  As between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Inventions and Information that are conceived, discovered, developed, or otherwise made solely by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.

6.1.2           Ownership of Joint Patents and Joint Know-How.  As between the Parties, the Parties shall each own an equal, undivided interest in any and all (i) Inventions and Information that are conceived, discovered, developed or otherwise made jointly by or on behalf of Lightlake or its Affiliates, on the one hand, and Adapt or its Affiliates or Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”), and (ii) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Inventions and Information described in clause (i) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”).  Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, (and in the case of Adapt, its Sublicensees) to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents.  Subject to the licenses and rights of reference granted under Sections 4.1 and 4.2, and each Party’s exclusivity obligations in Section 4.5, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.

6.1.3           United States Law.  The determination of whether Information and Inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

6.1.4           Assignment Obligation.  Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Inventions resulting therefrom to such Party.

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Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

6.2           Maintenance and Prosecution of Lightlake Patents.

6.2.1           Lightlake Right.  As between the Parties, Lightlake shall have the first right, but not the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Lightlake Patents.  Lightlake shall keep Adapt informed with regard to the filing, prosecution and maintenance of Lightlake Patents, including by providing Adapt with (i) copies of material communications to and from any patent authorities regarding Lightlake Patents, and (ii) drafts of any material filings or responses to be made to such patent authorities regarding Lightlake Patents sufficiently in advance of submitting such filings or responses so as to allow a reasonable opportunity for Adapt to review and comment thereon.  Lightlake shall not be bound by, but shall consider in good faith, the comments of Adapt with respect to such Lightlake drafts and with respect to strategies for filing and prosecuting the Lightlake Patents.  If Adapt fails to provide its comments with respect to such filing and prosecution of Lightlake Patents reasonably in advance of the deadline for filing or otherwise responding to the patent authorities, Lightlake shall be free to act without consideration of Adapt’s comments.

6.2.2           Adapt Right.  In the event that Lightlake intends not to prepare, file, prosecute, or maintain a Lightlake Patent, Lightlake shall provide reasonable prior written notice to Adapt of such intention (which notice shall, in any event, be given no later than ten (10) days prior to the next deadline for any action that may be taken with respect to such Patent), and Adapt shall thereupon have the option, in its sole discretion and at its sole cost, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent on Lightlake’s behalf with respect to claims covering Products.

6.2.3           Costs.  Subject to Section 6.2.2, the costs of prosecution and maintenance of the Lightlake Patents shall be initially borne by the Party conducting such prosecution and maintenance.

6.3           Maintenance and Prosecution of Product Specific Patents, Adapt Applied Patents and Joint Patents.

6.3.1           Adapt Right.  Adapt shall have the first right, but not the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Adapt Applied Patents, the Product Specific Patents and Joint Patents worldwide, at Adapt’s cost.  Adapt shall keep Lightlake informed with regard to the filing, prosecution and maintenance of Adapt Applied Patents, Product Specific Patents and Joint Patents, including by providing Lightlake with (i) copies of material communications to and from any patent authorities regarding Adapt Applied Patents, the Product Specific Patents and Joint Patents, and (ii) drafts of any material filings or responses to be made to such patent authorities regarding Adapt Applied Patents and Joint Patents sufficiently in advance of submitting such filings or responses so as to allow a reasonable opportunity for Lightlake to review and comment thereon.  Adapt shall not be bound by, but shall consider in good faith, the comments of Lightlake with respect to such Adapt drafts and with respect to strategies for filing and prosecuting the Adapt Applied Patents, the Product Specific Patents and the Joint Patents.  If Lightlake fails to provide its comments with respect to such filing and prosecution of Adapt Applied Patents, Product Specific Patents or Joint Patents reasonably in advance of the deadline for filing or otherwise responding to the patent authorities, Adapt shall be free to act without consideration of Lightlake’s comments.

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IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

6.3.2           Lightlake Right.  In the event that Adapt intends not to prosecute or maintain a Adapt Applied Patent, Product Specific Patent or a Joint Patent in any country in the world, Adapt shall provide reasonable prior written notice to Lightlake of such intention (which notice shall, in any event, be given no later than ten (10) days prior to the next deadline for any action that may be taken with respect to such Adapt Applied Patent or Joint Patent), and Lightlake shall thereupon have the option, in its sole discretion and at its sole cost, to assume the control and direction of the prosecution and maintenance of such Adapt Applied Patent, Product Specific Patent or Joint Patent in such country on Adapt’s behalf.

6.3.3           Costs.  Subject to Section 6.3.2, the costs of prosecution and maintenance of the Adapt Applied Patent, Product Specific Patent or a Joint Patent shall be borne by the Party conducting such prosecution and maintenance.

6.4           Infringement by Third Parties.

6.4.1           Notice.  Each Party shall promptly give the other written notice if it reasonably believes that any Lightlake Patent, Lightlake Know-How, Adapt Applied Patent, Adapt Applied Know-How, Product Specific Patent, Joint Invention or Joint Patent is being infringed or misappropriated by a Third Party, and shall provide the other Party with all available evidence supporting such belief.

6.4.2           Products.  In the event of an actual or suspected infringement or misappropriation of any Lightlake Patent, Lightlake Know-How, Adapt Applied Patent, Adapt Applied Know-How, Product Specific Patent, Joint Invention or Joint Patent by a Third Party that is conducting the manufacture, use, sale, offer for sale or import of a Product or a product which may compete with a Product, the following shall apply:

(a)          The Party first becoming aware of such actual or suspected infringement shall promptly notify the other Party.  Adapt shall have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement or misappropriation and to resolve such matter by settlement or otherwise.

(b)          Adapt agrees to notify Lightlake of its intention to bring an action or proceeding and to keep Lightlake informed of material developments in the prosecution or settlement of such action or proceeding.  Adapt shall be responsible for all costs and expenses of any action or proceeding that Adapt initiates and maintains. Subject to Section 6.4.3(a), Lightlake shall cooperate fully in any such action or proceeding at its expense by executing and making available such documents as Adapt may reasonably request.  Lightlake may be represented by counsel of its choice in any such action or proceeding, at Lightlake’s expense, acting in an advisory but not controlling capacity.  Subject to Section 6.4.3, the prosecution, settlement, or abandonment of any infringement action or proceeding brought by Adapt shall be at Adapt’s sole discretion.

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IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

(c)          If Adapt fails or elects not to exercise such first right within sixty (60) days of evidence of an actual infringement, Lightlake shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise.  Lightlake shall keep Adapt informed of material developments in the prosecution or settlement of such action or proceeding.  Lightlake shall be responsible for all costs and expenses of any action or proceeding that Lightlake initiates.  Adapt shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as Lightlake may reasonably request.  Adapt may be represented by counsel in any such action or proceeding at its own expense.  The prosecution, settlement, or abandonment of any infringement action or proceeding brought by Lightlake shall be at Lightlake’s sole discretion; provided, that Lightlake may not enter into any settlement that requires Adapt or its Affiliates or Sublicensees to pay any sum of money, subjects Adapt or its Affiliates or Sublicensees to any injunctive relief or other equitable remedies, or otherwise adversely affects Adapt’s rights or interests in the applicable Lightlake Patent, Lightlake Know-How, Adapt Applied Patent, Adapt Applied Know-How, Product Specific Patent, Joint Invention or Joint Patent or with respect to a Product without Adapt’s written consent, which consent shall not be unreasonably withheld.

6.4.3           Cooperation; Damages.

(a)          If one Party brings any suit, action or proceeding under Section 6.4.2, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding at the first Party’s cost; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(b)          The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket costs and expenses incurred by the non-enforcing or defending Party in providing such assistance.

(c)          Adapt shall not, without the prior written consent of Lightlake (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 6.4.2 involving a Lightlake Patent that admits the invalidity or unenforceability of such Lightlake Patent or requires Lightlake to pay any sum of money, or otherwise adversely affects the rights of Lightlake with respect to such Lightlake Patents or Lightlake’s rights hereunder (including the rights to receive payments).

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

(d)          Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 6.4.2 will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) to the extent that such Recovery is a payment for lost sales of Product, any remaining amount will be paid to Adapt but will be considered Net Sales for such Product during the Calendar Quarter in which such amounts are received solely for the purposes of calculating royalties pursuant to Section 5.4 and (ii) in the event such Recovery relates to the Product generally, all remaining amounts shall be payable to the Party taking such action.

6.4.4           Other Infringement and Defense of Lightlake Patents.  For clarity, with respect to any and all infringement or defense of any Lightlake Patent with respect to products other than Products, subject to Section 6.6, Lightlake (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Lightlake Patents in its sole discretion and Adapt shall have no rights with respect thereto.

6.5           Patent Listings.  Adapt shall have the sole right to make all filings with Regulatory Authorities with respect to Product Specific Patents, Adapt Applied Patents and Lightlake Patents (subject to Section 6.6) and Joint Patents in relation to the Product, including as required or allowed (i) in the United States, in the FDA’s Orange Book, and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents; provided that Adapt shall consult with Lightlake prior to making any such filing and consider Lightlake’s comments on such filing in good faith.

6.6           Coordination In Respect of Lightlake Patents.  Notwithstanding anything herein, in the event that a Party reasonably believes, in its sole discretion, that there is a risk that any enforcement action or proceeding in respect of any Lightlake Patent, or any listing of a Lightlake Patent in the FDA’s Orange Book, in respect of a Product or any other product, would restrict the scope, or adversely affect the enforceability or validity, of such Lightlake Patent in relation to such Party’s rights in such Lightlake Patent, no listing, suit, action, proceeding or strategic decision (including decisions concerning jurisdiction, venue, joinder, causes of action (including patent infringement claims and enforcement actions), claims, defenses, substantive motions, claim construction, tutorials, experts, covenants-not-to-sue, dismissal, settlement, trial and/or appeal) may be made by the Party controlling (or having the right to control) such action or proceeding or listing without first notifying the other Party of such intended action, consulting in good faith with the other Party with respect thereto and reasonably considering the other Party’s views with respect to such action and, in the case of Adapt, its Affiliates and Sublicensees, without the prior written consent of Lightlake, which consent shall not be unreasonably withheld, conditioned, or delayed.

6.7           Patent Marking.  Adapt shall mark the Product marketed and sold by Adapt (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia at Lightlake’s request.

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IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

ARTICLE 7
CONFIDENTIALITY AND NON-DISCLOSURE

7.1           Confidentiality Obligations.  At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall, and shall cause its Affiliates, and its and their respective officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of a Party’s obligations, or the exercise of a Party’s rights, under this Agreement.  Confidential Information disclosed under the Existing CDAs shall be considered Confidential Information disclosed under this Agreement and subject to the terms and conditions of this Agreement.  Notwithstanding the foregoing, but to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 7.1 with respect to any Confidential Information shall not include any information that:

7.1.1           has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

7.1.2           has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Joint Know-How;

7.1.3           is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

7.1.4           has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Joint Know-How.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.  Joint Know-How shall be considered the Confidential Information of both Parties.

35

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

7.2           Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

7.2.1           in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction, including by reason of filing with securities regulators; provided, however, that the receiving Party, to the extent practicable and legally permissible, shall first have given prompt written notice (and to the extent practicable and legally permissible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or regulatory body or, if disclosed, be used only for the purposes for which the order was issued).  In the event that no protective order or other remedy is sought or obtained, or the disclosing Party waives compliance with the terms of this Agreement, receiving Party shall furnish only that portion of Confidential Information which receiving Party is advised by counsel is legally required to be disclosed;

7.2.2           made by or on behalf of the receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

7.2.3           made to its (actual or potential) Sublicensees, other Persons who have been granted rights to Exploit Products in accordance with this Agreement, acquirers, financing sources, investors or permitted assignees under Section 11.3 and to their financial and legal advisors who have a need to know such Confidential Information in connection with any such sublicense, financing, investment, acquisition or assignment; provided that any such recipient of such Confidential Information agrees to be bound by the confidentiality and non-use restrictions contemplated hereby; provided, further that the Party making such disclosure shall remain responsible for any failure by any such Person to treat such Confidential Information as required under this Article 7.

7.2.4           made to its or its Affiliates’ financial and legal advisors who have a need to know such Confidential Information, and in the case of Lightlake, any Person who holds or will hold in the future any interest in any of Lightlake’s products, and, in each case, are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors and other Persons contemplated by this Section 7.2.4, to treat such Confidential Information as required under this Article 7.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

7.3           Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 7.3 shall not prohibit either Party from making any disclosure identifying the other Party that are permitted pursuant to Section 7.2 or Section 7.4.

7.4           Public Announcements. The Parties have agreed upon the content of press releases which shall be issued substantially in the form attached hereto as Schedule 7.4, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Except as contemplated by Section 7.5 or as otherwise agreed by the Parties, neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed or for information which has previously been made public.  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and such required Party shall consider all comments from such other Party in good faith.

7.5           Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement may be beneficial to the Development and Commercialization of Products.  Accordingly, Adapt and its Affiliates and Sublicensees shall have the right to publish or present or permit the publication or presenting of papers and presentations that contain clinical data regarding, or pertain to results of clinical testing of, Products (each, a “Publication”); provided, however, that such publications do not contain the Confidential Information of Lightlake and Lightlake shall be provided with a copy of any such Publication in advance of public publication or presentation thereof  and Adapt shall consider in good faith any comments Lightlake may have with respect thereto.  For clarity, Lightlake Confidential Information shall include all Lightlake Information existing on the Effective Date other than the Pharmacokinetics Data.

7.6           Return of Confidential Information.  Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (i) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes.  Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

37

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

7.7           Survival.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1           Mutual Representations and Warranties.  Lightlake and Adapt each represents and warrants to the other, as of the Effective Date, and covenants, as follows:

8.1.1           Organization.  It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

8.1.2           Authorization.  The execution and delivery of this Agreement and the performance by it of its obligations contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents, (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

8.1.3           Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

8.1.4           Consents and Approvals.  No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Third Party is required in connection with the execution, delivery and performance of this Agreement by such Party or the performance by such Party of its obligations contemplated hereby or thereby.

8.1.5           No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

8.2           Additional Representations and Warranties of Lightlake.  Lightlake further represents and warrants to Adapt, as of the Effective Date, and covenants, as follows:

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

8.2.1           Lightlake has the right to grant the licenses specified herein.

8.2.2           Lightlake is the sole and exclusive owner of the entire right, title and interest in the Product Specific Patents and the Lightlake Know-How.  Such rights are not subject to any Liens in favor of, or claims of ownership by, any Third Party.  True and correct copies of the complete file wrapper and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Product Specific Patents, as amended through the date hereof, have been provided to Adapt prior to the date first above written.  No Lightlake Patents exist as of the date hereof.

8.2.3           The Product Specific Patents are being diligently prosecuted in each country in respect of which applications have been made in the respective patent offices in accordance with all Applicable Laws and regulations.  The Product Specific Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

8.2.4           To Lightlake’s knowledge, the Exploitation by Adapt and its Affiliates and Sublicensees hereunder of the Products will not infringe any Patent or other intellectual property or proprietary right of any Person.

8.2.5           The conception, development and reduction to practice of the Product Specific Patents and Lightlake Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.  There are no claims, judgments or settlements against or amounts with respect thereto owed by Lightlake or any of its Affiliates relating to the existing Regulatory Filings, the Product Specific Patents or the Lightlake Know-How.

8.2.6           Lightlake Controls all Information, other than Identifiable Private Information (as defined in the NIDA Agreement), generated in relation to the Development activities contemplated by the NIDA Agreement.

8.2.7           To its knowledge, Lightlake has conducted, and its contractors and consultants have conducted, all Development with respect to the Product that it has conducted prior to the Effective Date in accordance with good laboratory practice and good clinical practices, as applicable and defined by the FDA, and Applicable Law.

8.2.8           Neither Lightlake nor any of its Affiliates, nor any of its or its Affiliates’ directors or officers has been debarred or is subject to debarment and neither Lightlake nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  Lightlake shall inform Licensee in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Lightlake’s knowledge, is threatened, relating to the debarment or conviction of Lightlake or any Person performing services on behalf of Lightlake hereunder.

39

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

8.2.9           To Lightlake’s knowledge, no Person is infringing or threatening to infringe the Product Specific Patents or misappropriating or threatening to misappropriate the Lightlake Know-How.

8.2.10         Schedule 8.2.10 hereto includes a list of all agreements with Third Parties related to the Products, including agreements related to the Development and Manufacture of the Products, in each case, that are in effect as of the Effective Date or that have post-termination obligations (other than solely obligations to keep information confidential or to restrict use thereof after termination) for Lightlake or the Third Party that are in effect as of the Effective Date (collectively, the “Relevant Contracts”).  Lightlake has disclosed and made available to Adapt full and complete copies of all such Relevant Contracts to Adapt.  Lightlake represents and warrants to Adapt that each Relevant Contract is a legal, valid, binding and enforceable agreement of Lightlake or one of its Affiliates, as applicable, and is in full force and effect, and neither Lightlake nor any of its Affiliates or, any other party thereto is in default or breach under the terms of, or has provided any notice of any intention to terminate or modify, any such Relevant Contract, and, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach thereof or a default thereunder or would result in a termination, modification, acceleration or vesting of any rights or obligations or loss of benefits thereunder.

8.2.11         Lightlake has made available to Adapt all material Regulatory Documentation owned or possessed by Lightlake regarding or related to the Products.  Lightlake has prepared, maintained or retained all material Regulatory Documentation required to be maintained or reported pursuant to and in accordance with the applicable requirements of good laboratory practices and good clinical practices, as applicable, as defined by the FDA, to the extent required, and Applicable Law, and such Regulatory Documentation does not contain any materially false or misleading statements.

8.2.12         Lightlake  has disclosed to Adapt all material information known to Lightlake and its Affiliates with respect to the Products, including with respect to the safety and efficacy thereof.

8.3           DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

40

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

ARTICLE 9
INDEMNITY

9.1           Indemnification of Lightlake.  Adapt shall indemnify Lightlake, its Affiliates and its and their respective directors, officers, employees, and agents (“Lightlake Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Lightlake Indemnitees arising from or occurring as a result of: (i) the breach by Adapt of this Agreement, (ii) the gross negligence or willful misconduct on the part of Adapt or its Affiliates or Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (iii) the Exploitation by Adapt or any of its Affiliates or Sublicensees or its or their distributors or contractors of any Product, or (iv) the breach of an Assigned Agreement by any of Adapt or its Affiliates or Sublicensees or subcontractors or any of their successors or assigns after the Effective Date, except (in each case) to the extent Lightlake has an obligation to indemnify Adapt Indemnities pursuant to Section 9.2 for such Losses and Third Party Claims.

9.2           Indemnification of Adapt.  Lightlake shall indemnify Adapt, its Affiliates and its and their respective directors, officers, employees, and agents (the “Adapt Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Adapt Indemnitees arising from or occurring as a result of: (i) the breach by Lightlake of this Agreement, (ii) the gross negligence or willful misconduct on the part of Lightlake or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement, (iii) any claim by any current or former Lightlake shareholder, investor or contributor that any Adapt Indemnitee or any Sublicensee owes such Person any compensation in relation to the Exploitation of the Products or the rights granted hereunder, or (iv) the pharmacokinetics study ongoing as of the Effective Date in respect of a Product, or (v) Lightlake’s or its Affiliate’s or subcontractor’s violation of any Applicable Law, breach of any Relevant Contract, or gross negligence or willful misconduct, in relation to the Exploitation of Products prior to the Effective Date, except (in each case) to the extent Adapt has an obligation to indemnify Lightlake Indemnities pursuant to Section 9.1 for such Losses and Third Party Claims.

9.3           Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 9, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

41

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

9.4           Control of Defense.

9.4.1           In General.  Except as otherwise contemplated by Article 6, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

9.4.2           Right to Participate in Defense.  Without limiting Section 9.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.4.1 (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law or ethical rules.

9.4.3           Settlement.  Except as otherwise contemplated by Article 6, with respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

42

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

9.4.4           Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

9.4.5           Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5           Special, Indirect, and Other Losses.  EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 7, AND EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

43

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

9.6           Insurance.  Adapt shall maintain insurance, including clinical trials insurance and product liability insurance, which is consistent with normal business practices of similarly situated companies at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold, as applicable, by Adapt pursuant to this Agreement, and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product, in no event be less than Five Million Dollars ($5,000,000) per loss occurrence and Five Million Dollars ($5,000,000) in the aggregate, and product liability insurance coverage shall, after such First Commercial Sale, in no event be less than Ten Million Dollars ($10,000,000) per loss occurrence and Ten Million Dollars ($10,000,000) in the aggregate.  It is understood that such insurance shall not be construed to create a limit of Adapt’s liability with respect to its indemnification obligations under this Article 9. Notwithstanding the foregoing, Adapt shall have no obligation to maintain any insurance covering the pharmacokinetics study ongoing as of the Effective Date in respect of a Product or any liabilities relating thereto.

ARTICLE 10
TERM AND TERMINATION

10.1         Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until terminated in accordance with this Article 10 (such period, the “Term”).

10.2         Adapt Termination for Convenience.  Adapt shall have the right to terminate this Agreement in its sole discretion, either in its entirety or in respect of one or more countries, at any time by providing sixty (60) days prior written notice to Lightlake.

10.3         Termination for Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party specifying the nature of the alleged breach in reasonable detail (a “Default Notice”).  Thereafter, the Non-Breaching Party shall have the right to terminate this Agreement if the breach asserted in such Default Notice has not been cured within sixty (60) days after such Default Notice.  Notwithstanding the foregoing, (i) if such material breach, by its nature, cannot be remedied within such sixty (60) day cure period, but can be remedied over a longer period not expected to exceed one hundred and fifty (150) days, then such sixty (60) day period shall be extended for up to an additional ninety (90) days provided that the Breaching Party provides the Non-Breaching Party with a reasonable written plan for curing such material breach and uses Commercially Reasonable Efforts to cure such material breach in accordance with such written plan and (ii) if such material breach cannot be cured, but the effects of such material breach are not such that the Non-Breaching Party would be deprived of the material benefits the Non-Breaching Party would reasonably be expected to derive from this Agreement in the absence of such material breach, then the Non-Breaching Party shall not be entitled to terminate this Agreement on the basis of such material breach unless the Breaching Party has previously committed a substantially similar material breach of this Agreement.  For clarity, a breach of Section 3.2.3 of this Agreement shall not, notwithstanding anything herein, fall within the exception in subpart (ii) of the immediately preceding sentence.

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

10.4         Additional Termination by Lightlake for Patent Challenge.  In the event that Adapt or any of its Affiliates or Commercial Sublicensees, institutes, prosecutes, or otherwise participates in (or knowingly and intentionally aids any Third Party in instituting, prosecuting, or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy, or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Lightlake Patent is invalid, unenforceable, or otherwise not patentable or would not be infringed by Adapt’s activities absent the rights and licenses granted hereunder, Lightlake shall have the right to terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Adapt, unless Adapt withdraws or terminates the same, or terminates its agreement with such or Commercial Sublicensee, within ten (10) days after receipt of notice from Lightlake referencing this Section 10.4.

10.5         Termination for Insolvency.  In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.6         Effects of Termination.  In the event of a termination of this Agreement in its entirety by Lightlake pursuant to Sections 10.3 and 10.4 or by Adapt pursuant to Section 10.2:

10.6.1           all rights and licenses granted by Lightlake hereunder shall immediately terminate;

10.6.2           Adapt shall, and hereby does effective as of the effective date of termination, grant Lightlake an exclusive license, with the right to grant multiple tiers of sublicenses, under the Adapt Applied Patents, Adapt Applied Know-How, and Adapt’s rights under the Joint Patents and Joint Know-How to Exploit Products;

10.6.3           Adapt shall, and hereby does, effective as of the effective date of termination, assign to Lightlake at Adapt’s expense, all of its right, title, and interest in and to all Regulatory Approvals applicable to any Product, and all Regulatory Documentation specific to such Regulatory Approvals then owned by Adapt or any of its Affiliates, and shall use Commercially Reasonable Efforts to cause any and all Sublicensees to assign to Lightlake any such Regulatory Approvals and related Regulatory Documentation then owned by such Sublicensee;

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Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

10.6.4           Adapt shall, and hereby does effective as of the effective date of termination, grant Lightlake an exclusive, license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, under all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Adapt or any of its Affiliates that are not assigned to Lightlake pursuant to Section 10.6.3 above that are necessary or useful for Lightlake or any of its Affiliates or sublicensees to Exploit any Product and any improvement to any of the foregoing, as such Regulatory Documentation exists as of the effective date of such termination of this Agreement and Adapt shall use Commercially Reasonable Efforts to cause its Commercial Sublicensees to grant comparable rights under all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by such Commercial Sublicensees;

10.6.5           at Lightlake’s request, assign to Lightlake all right, title, and interest of Adapt in each Product Trademark at Adapt’s expense; and

10.6.6           at Lightlake’s request, assign to Lightlake all right, title, and interest in and to the Development Data that Adapt is not precluded from disclosing or assigning to Lightlake pursuant to the terms of any applicable agreement with a Third Party; provided, however, that Adapt shall use Commercially Reasonable Efforts (which shall not include any obligation to expend money) to obtain the consent of the applicable Third Party for such disclosure and/or assignment in the event that Adapt is so precluded.

10.7         Transition Assistance.

10.7.1           In the event of a termination of this Agreement in its entirety by Lightlake pursuant to Sections 10.3 and 10.4 or by Adapt pursuant to Section 10.2, Adapt shall:

(a)          cooperate with Lightlake and  notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer of the Regulatory Documentation set forth in Section 10.6.3;

(b)          unless expressly prohibited by any Regulatory Authority, at Lightlake’s written request, transfer control to Lightlake of all clinical studies being conducted by Adapt as of the effective date of termination and continue to conduct such clinical studies, at Adapt’s cost, for up to six (6) weeks to enable such transfer to be completed without interruption of any such clinical study except if this Agreement is terminated by Adapt pursuant to Section 10.3; in which case such expense shall be borne by Lightlake; provided that (A) Lightlake shall not have any obligation to continue any clinical study unless required by Applicable Law, and (B) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Adapt shall continue to conduct such clinical study to completion, at Adapt’s cost; except if this Agreement is terminated by Adapt pursuant to Section 10.3; in which case such cost shall be borne by Lightlake;

46

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

(c)          at Lightlake’s request, assign (or cause its Affiliates to assign) to Lightlake any or all agreements with any Third Party with respect to the conduct of pre-clinical development activities or clinical studies for the Products, including agreements with contract research organizations, clinical sites, and investigators, unless, with respect to any such agreement, such agreement expressly prohibits such assignment, in which case Adapt shall cooperate with Lightlake in reasonable respects to secure the consent of the applicable Third Party to such assignment; and Lightlake shall assume all ongoing obligations under all such contracts so assigned;

(d)          at Lightlake’s written request, Adapt shall assign to Lightlake any Third Party contracts for the Manufacture of Products that may be assigned without the counterparty’s consent or, in the case of any such contract that cannot be so assigned without consent, Adapt shall use Commercially Reasonable Efforts (which shall not include any obligation to expend money) to obtain any requisite consent for such assignment and shall assign such contract to Lightlake upon receipt of such consent, and, in the case of each such assignment, Lightlake shall assume all of Adapt’s obligations under the relevant contract, except to the extent that the same relate to any breach of such contract by Adapt; and

(e)          Adapt shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as Lightlake may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto Lightlake its rights under, this Section 10.7.1 and Section 10.6.

10.8         Post-Termination Royalties.

10.8.1           As further consideration for the licenses, assignments and transfers set forth in Section 10.6 and Section10.7, following termination of this Agreement by Lightlake pursuant to Section 10.3 or 10.4 or by Adapt pursuant to Section 10.2, until Adapt has recouped one-hundred percent (100%) (i) of the Development Costs which were incurred by it in Developing the Products in accordance with the Initial Development Plan or any subsequent Development Plan (excluding costs borne by Lightlake in accordance with Section 3.8.1) and such Development Costs were borne by Adapt prior to the effective date of termination, (ii) the upfront payments paid to Lightlake pursuant to Section 5.1, (iii) the Regulatory Milestones paid to Lightlake pursuant to Section 5.2, (iv) the Sales-Based Milestones paid to Lightlake pursuant to Section 5.3, (iv) and any upfront license payments and milestones paid to Third Parties pursuant to Section 5.5, Lightlake shall pay to Adapt a royalty of *** REDACTED ***percent (*** REDACTED ***%) Net Sales of Product.  Sections 5.4.2, 5.5, 5.6, 5.7, 5.8, 5.9, 5.12, 5.13.1 and 5.13.2  shall apply to Lightlake with respect to the Net Sales by Lightlake of Products mutatis mutandis, except that all references in the definition of Net Sales to Adapt shall deemed to refer to Lightlake.

10.8.2           In the event of a termination by Adapt pursuant to Section 10.3, Adapt shall continue to pay Lightlake royalties subject to and in accordance with Sections 5.4, and 5.5; provided, however, that each royalty rate contemplated by Sections 5.4.1 and 5.4.2 shall be reduced by *** REDACTED ***% for all royalties owing after the effective date of termination.

47

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

10.9         Remedies.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one or more country(ies)) or other jurisdiction(s) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.10         Accrued Rights; Surviving Obligations.  Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, (i) Section 10.9 and this Section 10.10 and Articles 7, 9 and 11 of this Agreement shall survive the termination or expiration of this Agreement for any reason, (ii) Sections 3.2.5, 3.3.1(a), 3.3.3(a), 4.1, 4.3.1, 4.3.2, 6.2, 6.3.1, the second sentence of Section 6.4.2(a), Sections 6.4.3(a), 6.4.3(b), 6.5 and 6.6 shall survive any termination of this Agreement other than a termination by Lightlake pursuant to Section 10.3 or Section 10.4 hereof or a termination by Adapt pursuant to Section 10.2 hereof, (iii) Sections 5.4 through 5.9 and Section 10.8.2 shall survive a termination by Adapt pursuant to Section 10.3 hereof, (iv) Article 5 shall survive a termination by Adapt pursuant to Section 10.5 hereof and (v) Sections 10.6, 10.7 and 10.8.1 shall survive any termination of this Agreement by Lightlake pursuant to Section 10.3 or Section 10.4 hereof.  With respect to any Sections that survive in accordance with this Section 10.10, the corresponding definitions shall appropriately survive (e.g. the definition of “Term” shall continue with respect to the above noted Sections and usage in other definitions).

ARTICLE 11
MISCELLANEOUS

11.1         Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or acts, omissions, or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) or similar events beyond the reasonable control of the non-performing Party (a “Force Majeure”).  The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

11.2         Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

48

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.3         Assignment.

11.3.1           Without the prior written consent of Lightlake, Adapt shall not assign, delegate, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Adapt may make such an assignment without Lightlake’s prior written consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the assets or business of Adapt or substantially all of the assets or business of Adapt to which this Agreement relates.  With respect to an assignment to an Affiliate, Adapt shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder.  Without the prior written consent of Adapt, Lightlake shall not assign, delegate, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Lightlake may make such an assignment without Adapt’s prior written consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all the assets or business of Lightlake or substantially all of the assets or business of Lightlake to which this Agreement relates.  With respect to an assignment to an Affiliate, Lightlake shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder.   Any attempted assignment or delegation in violation of this Section 11.3 shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Lightlake or Adapt, as the case may be.  The permitted assignee or permitted transferee shall assume all obligations of its assignor or transferor under this Agreement.

11.3.2           All rights to Information, materials and intellectual property: (i) controlled by a Third Party permitted assignee of a Party, which Information, materials and intellectual property were controlled by such assignee immediately prior to such assignment; or (ii) controlled by an Affiliate of a Party who becomes an Affiliate through any Change in Control of or a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, which Information, materials and intellectual property were controlled by such Affiliate immediately prior thereto, in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

11.4         Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

49

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.5         Governing Law.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of New York, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning the construction or effect of patent applications and patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular patent application or patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.6         Dispute Resolution.  In the event of any dispute between or among the Parties relating to this Agreement, the Parties will each designate one senior executive to meet and use good faith efforts to attempt to resolve the dispute.  If the representatives are unable to resolve the dispute within thirty (30) days following written notice of the dispute from one Party to another, then the Parties shall be free to pursue any remedies available to them at law or in equity.

11.7         Submission to Jurisdiction; Waiver of Jury Trial.

11.7.1           SUBJECT TO SECTION 11.6, IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.7 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 11.7 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF NEW YORK; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF NEW YORK, SATISFACTORY TO BOTH PARTIES, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.8 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

50

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.7.2           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8         Notices.

11.8.1           Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (i) delivered by hand or sent by facsimile transmission (with transmission confirmed), (ii) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 11.8.2 or (iii) to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.8.1.  Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 11.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

51

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.8.2    Address for Notice.

If to Adapt, to:

Adapt Pharma Operations Limited

42 Fitzwilliam Square

Dublin 2, Ireland

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1675 Broadway

New York, NY 10019

Attention: Reb D. Wheeler

Facsimile: 1-212-849-5914

If to Lightlake, to:

Lightlake Therapeutics

96-98 Baker Street, First Floor

London, England W1U 6TJ

Attention: CEO

Facsimile: +44(0)207 034 1943

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center

Princeton, New Jersey 08540

Attention: David G. Glazer

Facsimile:  1-609-919-6701

11.9         Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including the Existing CDAs).  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

52

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.10         English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

11.11         Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.12         No Benefit to Third Parties.  Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.13         Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.14         Relationship of the Parties.  It is expressly agreed that Lightlake, on the one hand, and Adapt, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency.  Neither Lightlake, on the one hand, nor Adapt, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

53

Confidential Treatment Requested by Lightlake Therapeutics Inc.

IRS Employer Identification No. 46-4744124

Confidential treatment requested with respect to certain portions hereof denoted with “*** REDACTED ***”

11.15         Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Adapt or Lightlake are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

11.16         Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

11.17         References.  Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section, and (iii) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

11.18         Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS.]

54

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

LIGHTLAKE THERAPEUTICS INC.		ADAPT PHARMA OPERATIONS LIMITED
By:		By:

/s/	Roger Crystal	/s/	Seamus Mulligan
Name: Roger Crystal		Name: Seamus Mulligan
Title: Chief Executive Officer		Title: CEO

Schedule 1.24

Existing Inventory Supply

Please see attached.

711197401

Schedule 1.24

Existing Inventory Supply

PART	STATUS	QUANTITY	EXPECTED
Stoppers	In stock	160,712	-
	On order	1,080,000	Feb-15
Vials	In stock	167,350	-
	On order	85,000	Dec-14
	On order	400,000	Mar-15
Container holder	In stock	79,900	-
	On order	15,000	Dec-14
Actuator	In stock	94,901	-
	On order	-	-
Clinical batch 20mg vials	In stock	65	-
Clinical batch 40mg vials	In stock	150	-
Naloxone API	In stock	6.07kg	-
	On order	-	-

<u>Schedule 1.33</u>

Initial Development Plan

Please see attached.

711197401

IN NALOXONE FOR OPIOID OVERDOSE INITIAL DEVELOPMENT PLAN

12 Dec 14

PRIVATE & CONFIDENTIAL

BASIS OF PREPARATION

On the 12 December 2014 the Initial Development Plan assumes a Target Filing Date of the ***REDACTED*** Achievement of the submission date is based on the following assumptions:

*** 7 Sentences Redacted ***

1.
2.
3.
4.
5.
6.
7.

It should be noted that there is inherent uncertainty over our ability to achieve the target submission date as it is contingent on the ability of third party suppliers/service providers to deliver within the required timeframe and other events beyond our control, which could result in delays to the target NDA submission date

*** REDACTED ***

INITIAL DEVELOPMENT PLAN

Task	Start	Finish	Duration (days)	Status	*** Months and Years Redacted ***
40 lines [redacted] redacted *** listing milestones

Schedule 1.52

Product Specific Patents

Please see attached.

711197401

Schedule 1.52

Case Number	Title	Country	Case Type	Application No.	Filing Date
LLT0001-101-US	NASAL DRUG PRODUCTS AND METHODS OF THEIR USE	US	Provisional	61/953,379	3/14/2014
LLT0002-101-US	CO-PACKAGED DRUG PRODUCTS	US	Provisional	62/022,268	7/9/2014

<u>Schedule 3.2.3(a)</u>

Adapt Development Tasks

Please see attached.

711197401

*** REDACTED ***

<u>Schedule 3.2.3 (a)</u>

Specific Diligence Requirements

*** 8 Bullet Points Redacted ***

-
-
-
-
-
-
-

The above tasks will be completed as required to support an NDA submission to the FDA.

AMECURRENT 713499977.1 11-Dec-14 14:10

Schedule 3.7

Third Party Service Agreements

Please see attached.

711197401

*** REDACTED ***

Schedule 3.7

Assigned Contracts

- Research and Development Services Agreement between *** REDACTED *** and Lightlake Therapeutics Inc., dated June 23, 2014, and as amended September 9, 2014.
- Clinical Research Agreement between *** REDACTED *** and Lightlake Therapeutics Inc. dated October 7, 2014.
- Consulting Agreement between *** REDACTED *** and Lightlake Therapeutics Inc. dated July 24, 2014, and as amended October 9, 2014.

DB1/ 81515217.1

Schedule 3.8.2

Lightlake Costs

Please see attached.

711197401

*** REDACTED ***

12 Suppliers REDACTED*

Schedule 3.8.2 - Lightlake costs			
$	As of the Effective Date		
Supplier/Vendor	Paid	Due	Total
	669,457	39,911	709,368
	-	357,942	357,942
	312,012	-	312,012
	40,136	-	40,136
	-	76,487	76,487
	90,263	11,000	101,263
	23,573	21,496	45,070
	115,118	14,377	129,496
	900	-	900
	1,868	-	1,868
	28,432	-	28,432
	425	-	425
Total	1,282,184	521,214	1,803,398

<u>Schedule 7.4</u>

Form of Press Releases

Please see attached.

711197401

News Release

Investor Relations Contact:

Amato and Partners, LLC

admin@amatoandpartners.com

LIGHTLAKE THERAPEUTICS INC. ANNOUNCES

LICENSING DEAL WITH ADAPT PHARMA LIMITED SUBSIDIARY

LONDON – (December 16, 2014) – Lightlake Therapeutics Inc. ("Lightlake") (OTCQB: LLTP), a biopharmaceutical company developing addiction treatments based on its expertise in opioid antagonists, announced today that it has entered into a license agreement with Adapt Pharma Operations Limited ("Adapt"), a wholly owned subsidiary of Adapt Pharma Limited, an Ireland-based pharmaceutical company ("Adapt Pharma"). Pursuant to the agreement Adapt has received from Lightlake a global license to develop and commercialize Lightlake's intranasal naloxone opioid overdose reversal treatment. In exchange for licensing its treatment to Adapt, Lightlake could receive potential development and sales milestone payments of more than $55 million, plus up to double-digit royalties.

Lightlake has been developing a nasal spray for the delivery of naloxone that could widely expand its availability and use in preventing opioid overdose deaths, a widespread and under-addressed public health problem in the United States. Lightlake, in collaboration with the National Institute on Drug Abuse ("NIDA"), part of the National Institutes of Health ("NIH"), commenced a clinical trial with respect to its nasal spray in September 2013. Data from that study showed that using Lightlake's technology naloxone can potentially be delivered into the blood stream at least as quickly as the injection process currently used by hospitals, first responders, and others treating opioid overdoses. In July 2014, Lightlake announced that it had filed an investigational new drug application and received an additional commitment from NIDA to fund a second study with respect to Lightlake's nasal spray. On December 4, 2014, Lightlake announced that this second study had commenced.

"Our entering into an agreement with a subsidiary of Adapt Pharma is a transformative event for Lightlake. Adapt Pharma is a tremendous development and commercialization partner for Lightlake," said Dr. Roger Crystal, CEO of Lightlake. "Adapt Pharma has a highly experienced and proven management team, significant financial resources, and strong capabilities to address a significant public health risk."

"We are pleased to partner with Lightlake and add this product to our business," commented Mr. Seamus Mulligan, Adapt Pharma's Chairman and Chief Executive Officer. "The product is an important therapeutic and will have significant benefits for patients, first responder medical staff and caregivers. We look forward to completing the late stage development and to commercially launching the product."

Torreya Partners LLC acted as financial advisor and Morgan, Lewis & Bockius LLP acted as legal advisor to Lightlake on the transaction.

About Lightlake Therapeutics Inc.

Lightlake Therapeutics Inc., a biopharmaceutical company, is using its expertise in opioid antagonists to build a platform of innovative intranasal naloxone solutions to common addictions and related disorders. Lightlake is developing a treatment to reverse opioid overdoses, which have reached epidemic proportions in the United States. Lightlake has completed a clinical trial for this treatment in collaboration with the National Institute on Drug Abuse ("NIDA"), part of the National Institutes of Health, and has commenced a second study in collaboration with NIDA. Lightlake also has completed a Phase II clinical trial to treat Binge Eating Disorder. For more information please visit: http://www.lightlaketherapeutics.com.

About Adapt Pharma Limited

Adapt Pharma Limited is a privately held pharmaceutical company committed to positively impacting the lives of patients with specialist medical conditions. Adapt Pharma's strategy is to identify, evaluate, selectively acquire and enhance the value of late stage development, and FDA approved, pharmaceutical products. Adapt Pharma's company headquarters are in Dublin, Ireland. For more information please visit http://www.adaptpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

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Adapt Pharma Announces License Agreement for Intranasal Naloxone with Lightlake Therapeutics Inc.

Dublin, Ireland – December 16th, 2014 – Adapt Pharma Limited ("Adapt Pharma") today announced the signing of a License Agreement for global rights and related intellectual property to develop and commercialize intranasal naloxone for the treatment of opioid overdose with Lightlake Therapeutics Inc. ("Lightlake") (OTCQB: LLTP).

Naloxone is an opioid antagonist used for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression. Opioid overdose can occur in various settings, including overdose with prescription pain medications such as morphine or through the use of illegal drugs such as heroin. An injectable formulation of naloxone is currently approved by the U.S. Food and Drug Administration. Adapt Pharma believes that an intranasal formulation may facilitate the earlier administration of naloxone, particularly by family members, caregivers and first responder emergency personnel.

The nasal spray formulation of naloxone has been in development by Lightlake. Lightlake, in collaboration with the National Institute on Drug Abuse ("NIDA"), part of the National Institutes of Health ("NIH"), commenced a clinical trial with respect to the nasal spray in September 2013. In July 2014, Lightlake announced that it had filed an investigational new drug application and received an additional commitment from NIDA to fund a second study. On December 4, 2014, Lightlake announced that this second study had commenced.

"We are pleased to partner with Lightlake and add this product to our business," commented Mr. Seamus Mulligan, Adapt Pharma's Chairman and Chief Executive Officer. "The product may be an important therapeutic with significant benefits for patients, first responder medical staff and caregivers. We look forward to completing development and commercially launching the product."

"Our entering into an agreement with Adapt is a transformative event for Lightlake. Adapt is a tremendous development and commercialization partner for Lightlake," said Dr. Roger Crystal, CEO of Lightlake. "Adapt has a highly experienced and proven management team, significant financial resources, and strong capabilities to address a significant public health risk."

About Adapt Pharma Limited
Adapt Pharma Limited is a privately held pharmaceutical company committed to positively impacting the lives of patients with specialist medical conditions. Adapt Pharma's strategy is to identify, evaluate, selectively acquire and enhance the value of late stage development, and FDA approved, pharmaceutical products. Adapt Pharma's company headquarters are in Dublin, Ireland. For more information please visit http://www.adaptpharma.com

About Lightlake Therapeutics Inc.
Lightlake Therapeutics Inc., a biopharmaceutical company, is using its expertise in opioid antagonists to build a platform of innovative intranasal naloxone solutions to common addictions and related disorders. For more information please visit: http://www.lightlaketherapeutics.com.

Media Contact Details
Mr. David Clerkin, Gordon MRM
Tel: +353-87-830-1779
Email: adapt@gordonmrm.ie

Schedule 8.2.10

Relevant Contracts

Please see attached.

711197401

REDACTED

Schedule 8.2.10

Relevant Contracts

- Research and Development Services Agreement between ***REDACTED*** and Lightlake Therapeutics Inc., dated June 23, 2014, and as amended September 9, 2014.

- Clinical Research Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated October 7, 2014.

- Consulting Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated July 24, 2014, and as amended October 9, 2014.

- Master Consultancy Services Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated August 2, 2014.

- Mutual Nondisclosure Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated April 17, 2014., including the Appendix A – Schedule of Fees for Ad-hoc Services

- Clinical Trial Agreement between Lightlake Therapeutics Inc. and the Division of Pharmacotherapies and Medical Consequences of Drug Abuse, National Institute on Drug Abuse dated January 31, 2013.

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EXHIBIT A

FORM OF CONSENT FOR ASSIGNMENT

December __, 2014

____
____
____

Re: Consent to Assignment of [INSERT NAME OF ASSIGNED CONTRACT]

Dear Sir/Madam:

We are excited to advise you that Lightlake Therapeutics Inc. ("Lightlake") has entered into an agreement with Adapt Pharma Operations Limited ("Adapt") in which it has exclusively licensed its intranasal naloxone product to Adapt for treatment of opioid overdose ("Product"). The transaction closed on December __, 2014. With respect to such license, Adapt will continue the development and commercialization of the Product.

We are writing this letter to request that you consent to the assignment of Lightlake's rights under the [INSERT THE NAME OF THE CONTRACT] between [INSERT NAME OF COUNTERPARTY] ("Counterparty") and Lightlake dated [INSERT DATE OF AGREEMENT] ("Agreement") to Adapt, and to Adapt's assumption of any and all obligations of Lightlake to Counterparty arising on or after the effective date of such assignment and assumption.

Please execute this letter in the space provided below as evidence of Counterparty's (i) consent to assignment of the Agreement to Adapt, and Adapt's assumption of Lightlake's obligations to Counterparty thereunder arising on or after the effective date of such assignment and assumption, (ii) confirmation that the Agreement will continue in full force and effect in accordance with its terms following the assignment and (iii) waiver of any of Counterparty' rights with respect to such assignment and transfer.

Please return to my attention a copy of the signed consent by email to roger.crystal@lightlaketherapeutics.com and mail the original to our office. If you have any questions, please do not hesitate to call me.

Sincerely,

Lightlake Therapeutics Inc.

By:______________________________
Name: Roger Crystal
Title: CEO

Consented to this ___ day of ____________, 2014:

[INSERT NAME OF THIRD PARTY]

By:______________________________

Name: ______________________________

Title:______________________________

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EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

RECITALS

WHEREAS, the Parties are entering into to the License Agreement (the "License Agreement") with respect to a intranasal naloxone product for treatment of opioid overdose (the "Product"); and

WHEREAS, subject to the terms and conditions contained herein and in the License Agreement, Lightlake wishes to assign and transfer to Adapt, and Adapt wishes to receive from and assume (effective as of the Effective Date), all of the rights and obligations of Lightlake under certain agreements relating to the Product.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. **Defined Terms**. All capitalized terms used in this Agreement (other than the headings of the Sections) shall have the meanings set forth in this Agreement, or, if not specifically defined in this Agreement, shall have the same meanings as defined in the License Agreement. Whenever used in this Agreement: (a) the words "include," "includes" or "including" shall be construed as incorporating also the phrase "but not limited to" or "without limitation" and shall mean including without limiting the generality of any description preceding or following such words; (b) the word "day" shall mean a calendar day unless specified otherwise; (c) the words "hereof," "herein," "hereby" and derivative or similar words refer to this Agreement (including the Exhibits attached to this Agreement); and (d) words in the singular include the plural and vice versa.

2. **Assignment and Assumption of Assigned Agreements**.

2.1. **Assignment**. Lightlake hereby assigns, transfers, sets over and conveys to Adapt all of Lightlake's rights, title, interests, and benefits in, to and under the agreements set forth on Exhibit A (each, an "Assigned Agreement", and collectively, the "Assigned Agreements"), as a whole, on and after the Effective Date.

2.2. **Acceptance and Assumption**. Adapt hereby accepts the assignment of the Assigned Agreements and assumes, effective on the Effective Date, all rights, licenses, privileges, liabilities and obligations under each Assigned Agreement arising on or after the Effective Date, with the exception of any liability or obligation attributable to a breach of any Assigned Agreement by Lightlake.

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4. **Entire Agreement; Amendment and Waiver**. This Agreement, together with the License Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations, understandings or arrangements among the Parties relating thereto. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

6. **Further Assurances**. Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement.

7. **No Partnership**. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, joint venture, or employer-employee relationship among the Parties. Neither Lightlake nor Adapt (or their Affiliates) shall incur any debts or make any commitments for the other Party, except to the extent, if at all, specifically provided herein.

8. **Counterparts; Electronic Execution**. This Agreement may be executed in two (2) or more counterparts, both of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail. Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

****

[Signature Page Follows]

713485357

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

LIGHTLAKE THERAPEUTICS INC.	**ADAPT PHARMA OPERATIONS LIMITED**
By: ______________________________ Name: Title:	By: ______________________________ Name: Title:

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713485357

REDACTED

Exhibit A

Assigned Agreements

- Research and Development Services Agreement between ***REDACTED*** and Lightlake Therapeutics Inc., dated June 23, 2014.
- Clinical Research Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated October 7, 2014.
- Consulting Agreement between ***REDACTED*** and Lightlake Therapeutics Inc. dated July 24, 2014, and as amended October 9, 2014.

DB1/ 81515370.1

713485357